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Exhibit 10.2

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

STRATEGIC COLLABORATION AGREEMENT

by and between

TRANZYME, INC.

and

BRISTOL-MYERS SQUIBB COMPANY

December 4, 2009

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

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PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

List of Exhibits

Exhibit 1.10—Collaboration Targets

Exhibit 2.1(b)—Research Plan

Exhibit 2.1(c)—Tranzyme Capabilities Expansion

Exhibit 2.2(e)—HITCREATETM Library Description

Exhibit 10.3(b)—Tranzyme Press Release

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PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

STRATEGIC COLLABORATION AGREEMENT

        This Strategic Collaboration Agreement (this "Agreement"), dated as of December 4, 2009 (the "Effective Date"), is made by and between Tranzyme, Inc., a Delaware corporation with a place of business at 4819 Emperor Boulevard, Suite 400, Durham, North Carolina 27703 ("Tranzyme"), and Bristol-Myers Squibb Company, a Delaware corporation with a place of business at Route 206 & Province Line Road, Princeton, NJ 08543-4000 USA (together with its Affiliates, "BMS"). Each of Tranzyme and BMS may be referred to herein as a "Party" or together as the "Parties."

        WHEREAS, Tranzyme or its Affiliates has developed and owns or has rights to certain patents and technology useful to develop macrocycle compounds as drug candidates and methods of making and using the same;

        WHEREAS, BMS has specialized experience in, among other things, discovery, clinical development and commercialization of biopharmaceutical products, and desires to collaborate with Tranzyme in the development of biopharmaceutical products containing such macrocycles for BMS to commercialize; and

        WHEREAS, Tranzyme and BMS each desire to collaborate to develop biopharmaceutical products containing one or more macrocycles, all in accordance with the terms and conditions set forth below.

        NOW, THEREFORE, the Parties hereby agree as follows:

1.     Definitions.

        The following terms and their correlatives shall have the following meanings:

          1.1    "Affiliate" of a person or entity shall mean any other entity which (directly or indirectly) is controlled by, controls or is under common control with such person or entity. For the purposes of this definition, the term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") as used with respect to an entity shall mean (a) in the case of a corporate entity, direct or indirect ownership of voting securities entitled to cast more than fifty percent (50%) of the votes in the election of directors or (b) in the case of a non-corporate entity, direct or indirect ownership of more than fifty percent (50%) of the equity interests with the power to direct the management and policies of such entity, provided that if local law restricts foreign ownership, control shall be established by direct or indirect ownership of the maximum ownership percentage that may, under such local law, be owned by foreign interests.

          1.2    "Analog(s)" shall mean with regard to a given Collaboration Compound, another compound or series of compounds having the same core chemical structure.

          1.3    "Applicable Law" shall mean all applicable laws, rules and regulations (including any rules, regulations, guidelines or other requirements of the Regulatory Agencies) that may be in effect from time to time.

          1.4    "BMS Discovery & Development Program" shall mean an active discovery and Development program based upon one or more Optimized Collaboration Hits or Collaboration Leads undertaken by BMS or any of its Affiliates or Sublicensees, the ultimate goal of which is to Develop one or more Licensed Products for Commercialization.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

          1.5    "BMS Technology" shall mean Know-How and Patents Controlled by BMS or any of its Affiliates necessary for Tranzyme to discover and Develop any of the Collaboration Hits and Collaboration Leads, as part of the Research Program, or any Collaboration Target proprietary to BMS, or covering any Materials Controlled by BMS and provided to Tranzyme under this Agreement. For clarity, BMS Technology shall include, if applicable, (a) BMS's interest in Patents within its Sole Research Program IP and the Joint Research Program IP, and (b) Research Program Know-How owned in whole or in part by BMS.

          1.6    "Change of Control" means with respect to any Party (the "Acquired Entity") (a) any sale, exchange, transfer, issuance to, or acquisition, whether in one transaction or a series of related transactions, by one or more Third Parties of shares representing more than fifty percent (50%) of the aggregate ordinary voting power entitled to vote for the election of directors represented by the issued and outstanding stock of the Acquired Entity or any Affiliate that directly or indirectly controls the Acquired Entity, whether such sale, exchange, transfer, issuance or acquisition is made directly or indirectly, by merger or otherwise, or beneficially or of record, but excluding the issuance of shares in a financing transaction or any change in domicile of a Party; (b) a merger or consolidation under applicable law of the Acquired Entity with a Third Party in which the shareholders of the Acquired Entity or any Affiliate that directly or indirectly controls the Acquired Entity immediately prior to such merger or consolidation do not continue to hold immediately following the closing of such merger or consolidation at least fifty percent (50%) of the aggregate ordinary voting power entitled to vote for the election of directors represented by the issued and outstanding stock of the entity surviving or resulting from such consolidation; or (c) a sale or other disposition of all or substantially all of the assets of the Acquired Entity to which this Agreement relates to one (1) or more Third Parties in one transaction or a series of related transactions.

          1.7    "Collaboration Compound" shall mean any macrocycle compound developed or generated by or on behalf of either Party (or the Parties jointly) arising from activities conducted or permitted under this Agreement, and any Analog, derivative, salt, ester, polymorphic, stereoisomer, metabolite, pro-drug form of any such Collaboration Compound. For clarity, Collaboration Compounds shall include all Collaboration Hits (including all compounds provided by Tranzyme to BMS as part of the NPY2 program) and Optimized Collaboration Hits and shall exclude all other compounds first synthesized by a Party prior to the Effective Date.

          1.8    "Collaboration Hit" shall mean a macrocycle compound arising from screening the HITCREATE™ Library against a Collaboration Target in the course of the Research Program to have specific and selective binding affinity for a Collaboration Target and meeting the applicable Hit Criteria. Collaboration Hits include the Optimized Collaboration Hits.

          1.9    "Collaboration Lead(s)" shall mean any Collaboration Compound that binds to or has activity with regards to the applicable Collaboration Target and is designated as a Collaboration Lead under Section 2.2(h)(iii), and in each case certain Analogs as described below, along with any derivative, salt, ester, polymorphic, stereoisomer, metabolite, pro-drug form of such Collaboration Compound. Upon designation of a Collaboration Lead under Section 2.2(h)(iii) , such designation shall include those Analogs of the selected Collaboration Compound, which exhibit the same structure-activity relationship with the applicable Collaboration Target, such structure-activity relationship as mutually agreed in good faith by the JSC, such agreement shall require approval of (a) both Parties' representatives on the JSC or (b) if the term of the JSC has expired or Tranzyme's participation on the JSC has ceased, then the approval of designees of each Party, in each case with a Party's consent not to be unreasonably withheld.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

          1.10    "Collaboration Targets" shall mean (a) those targets identified on Exhibit 1.10, and (b) any targets designated as Collaboration Targets pursuant to Section 2.2(a).

          1.11    "Commercialization" shall mean any and all activities related to the manufacture, distribution, marketing, detailing, promotion, selling and securing of reimbursement of any Licensed Product after Regulatory Approval has been obtained (including making, using, importing, selling and offering for sale any Licensed Product), including any post-approval clinical studies. When used as a verb, "Commercialize" shall mean to engage in Commercialization.

          1.12    "Commercially Reasonable Efforts" shall mean, with respect to the any applicable activity under this Agreement, the carrying out of such obligations or tasks as an active and ongoing program with a level of effort and resources consistent with the commercially reasonable practices customarily devoted by a similarly situated pharmaceutical company (which shall in no event be less than the standard normally applied by BMS or Tranzyme, as applicable to its other compounds or products) to the discovery, research, development or commercialization, as the case may be, of a compound or product [***].

          1.13    The term "compound" when used herein shall include the particular compound structure in question, its optical isomers, plus all solvates (including hydrates), salt forms and polymorphs of the foregoing.

          1.14    "Contract Year" shall mean each 12-month period during the Research Program Term beginning with the Effective Date.

          1.15    "Control" shall mean with respect to any Know-How, Material, Patent, or other intellectual property right, the possession (whether by ownership or license, other than by a license granted pursuant to this Agreement) by a Party or its Affiliates of the ability to grant to the other Party access, ownership, a license or a sublicense as provided herein to such Know-How, Material or Patent, without violating the terms of any agreement or other arrangement with any Third Party in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such access, ownership, license or sublicense; provided that, any Know-How, Material or Patent that becomes Controlled after the Effective Date by Tranzyme that is subject to an obligation of Tranzyme to pay royalties or other financial consideration to a Third Party as a direct result of granting BMS a sublicense to such Know-How, Material or Patent or the Development or Commercialization of Licensed Products will be treated as "Controlled" by Tranzyme for purposes of this Agreement only if the Parties agree to include a license to such pursuant to Section 6.4(f). The term "Controlled" shall have a correlative meaning.

          1.16    "Covers," with reference to a Patent, shall mean that the making, using, selling, offering for sale or importing of a composition of matter or practice of a claimed method would infringe a Valid Claim (or, if such Valid Claim has not issued, if such Valid Claim were to issue), within such Patent in the country in which such activity occurs. The term "Covered by" shall have a correlative meaning.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

          1.17    "Development" shall mean, with respect to a compound, preclinical and clinical drug discovery and development activities, including: test method development and stability testing, screening, toxicology, formulation, process development, qualification and validation, manufacture scale-up, development-stage manufacturing, quality assurance/quality, the preparation and submission of INDs, clinical studies, statistical analysis and report writing, the preparation and submission of NDAs, regulatory affairs with respect to the foregoing and all other activities necessary or useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval or commercialization of a product (including pricing), plus pre-launch marketing, promoting, detailing, marketing research, distributing, and commercial sales. The term "Develop" shall have a correlative meaning; when used as a verb, "Develop" shall mean to engage in Development.

          1.18    "ECN" shall mean a Collaboration Compound designated by BMS as an early clinical nomination, which compound has met certain pre-defined criteria (as disclosed to the JSC) indicating that it is suitable for further Development activities as a Collaboration Lead and Licensed Product, including IND-enabling toxicology studies.

          1.19    "Exclusive Patent(s)" shall mean Tranzyme Patents (including Tranzyme's interest in Patents within its Sole Research Program IP and within the Joint Research Program IP) that, but for the license granted herein would be infringed by the manufacture, use or sale of a Collaboration Lead (if Developed or Commercialized as a Licensed Product) or Licensed Product (each such Tranzyme Patent, only when so subject, an "Exclusive Patent"). For clarity, Exclusive Patents do not include Subject Patents.

          1.20    "European Union" shall mean the organization of member states of the European Union as it may be constituted from time to time.

          1.21    "FDA" shall mean the United States Food and Drug Administration and any successor agency thereto.

          1.22    "Field" shall mean all applications for therapeutic and prophylactic uses in human and animal health care.

          1.23    "First Commercial Sale" shall mean the first sale for use or consumption by the general public of Licensed Product in a country after all required Regulatory Approvals for commercial sale of Licensed Product have been obtained in such country.

          1.24    "FTE" shall mean a full-time person, or more than one person working the equivalent of a full-time person, where "full-time" is determined by the standard practices in the biopharmaceutical industry, including one thousand eight hundred eighty (1,880) hours of work per year, in the geographic area in which such personnel are working and includes only R&D activities and limited scientific management oversight.

          1.25    "FTE Rate" shall equal (a) during the initial twenty four (24) months of the Research Program Term [***] for twelve (12) continuous months of one (1) FTE, or [***] per calendar quarter; and (b) during the remaining twelve (12) months of the Research Program Term, Tranzyme's then-current FTE rate which shall not exceed [***] for twelve (12) continuous months of one (1) FTE, or [***] per calendar quarter. The FTE Rate is the fully burdened rate for each such FTE and, for clarity, shall include all standard laboratory supplies and reagents to be used by such FTE in conducting the Research Program. For avoidance of doubt, any issues of compensation regarding the Tranzyme employees acting as Tranzyme FTEs hereunder shall be a matter solely between Tranzyme and such Tranzyme FTEs. For clarity, this FTE Rate shall not apply to the first [***] FTEs included in the Research Program funding described in Section 6.2(a)(i) for the first two (2) years of the Research Program Term.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

          1.26    "GAAP" shall mean generally accepted accounting principles, consistently applied.

          1.27    "Generic Product" shall mean, with respect to a particular Licensed Product, any pharmaceutical product that (a) contains as an active ingredient an agent that is the same as the active ingredient contained in such Licensed Product; and (b) is sold in the same country as such Licensed Product by any Third Party that is not a Sublicensee of BMS or its Affiliates and did not purchase such product in a chain of distribution that included any of BMS or any of its Affiliates or its Sublicensees.

          1.28    "GLP Toxicity Study" shall mean a study of the toxicological effects of a compound (including any of the Collaboration Leads) conducted in accordance with Good Laboratory Practices.

          1.29    "Good Laboratory Practices" or "GLP" shall mean the then-current practices and procedures set forth in Title 21, United States Code of Federal Regulations, Part 58 (as amended), and any other regulations, guidelines or guidance documents relating to good laboratory practices, or any foreign equivalents thereof in the country in which such studies or clinical trials are conducted.

          1.30    "Hit Criteria" shall mean the properties mutually agreed in good faith by the JSC (with such agreement requiring approval of (a) both Parties' representatives on the JSC or (b) if the term of the JSC has expired or Tranzyme's participation on the JSC has ceased, then the approval of designees of each Party, in each case with a Party's consent not to be unreasonably withheld) as sufficient to identify a compound as capable of binding to or having activity with regards to the applicable Collaboration Target. The Hit Criteria shall include appropriate screening assays and parameters, binding potency, and cross-assays to confirm selectivity for the applicable Collaboration Target.

          1.31    "HITCREATE™ Library" shall mean the proprietary synthetic macrocycle compound library Controlled by Tranzyme or its Affiliates existing as of the Effective Date and as may be expanded by Tranzyme or its Affiliates during the Term in connection with the Research Program.

          1.32    "IND" shall mean an investigational new drug application filed with the FDA for authorization to commence clinical studies, and its equivalent in a country other than the United States.

          1.33    "JSC" or "Joint Steering Committee" shall mean the steering committee described in Section 3.2.

          1.34    "Know-How" shall mean all proprietary commercial, technical, scientific and other know-how and information, trade secrets, knowledge, technology, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, specifications, data and results (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, preclinical, clinical, safety, manufacturing and quality control data and know-how, including study designs and protocols), in all cases, whether or not patented or patentable, in written, electronic or any other form now known or hereafter developed.

          1.35    "Licensed Product" shall mean a product comprising or containing one or more Collaboration Leads.

          1.36    "Major Market EU Country" shall mean each of Germany, the United Kingdom, France, Spain and Italy.

          1.37    "MATCH™ Technology" shall mean the proprietary drug discovery and medicinal chemistry technology used for the discovery of novel synthetic macrocycle compounds Controlled by Tranzyme or its Affiliates as of the Effective Date, including improvements relating directly thereto developed by Tranzyme or its Affiliates during the Term.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

          1.38    "Materials" shall mean any tangible chemical or biological material, including any macrocycle compounds, macrocycle compound libraries, small molecules, DNA, RNA, clones, cells, and any expression product, progeny, derivative or other improvement thereto, along with any tangible chemical or biological material embodying any Know-How.

          1.39    "NDA" shall mean a complete "application" or "New Drug Application" as defined in 21 C.F.R. 314.3 and containing the content, and in the format, required by 21 C.F.R. Part 314, Subpart B, or a corresponding application with a Regulatory Authority in a country other than the United States, together with all replacements, additions, deletions, and supplements thereto.

          1.40    "Net Sales" shall mean the gross amount invoiced or otherwise billed by BMS or its Affiliates or Sublicensees for sales or other disposition of a Licensed Product to a Third Party purchaser, less the following to the extent included in such billing or otherwise actually taken: (a) discounts, including cash, trade and quantity discounts, price reduction programs, retroactive price adjustments with respect to sales of such Licensed Product, charge-back payments and rebates granted to managed health care organizations or to federal, state and local governments (or their respective agencies, purchasers and reimbursers) or to trade customers, including wholesalers and chain and pharmacy buying groups; (b) credits or allowances actually granted upon rejections or returns of Licensed Products, including for recalls or damaged goods; (c) freight, postage, shipping and insurance charges actually allowed or paid for delivery of such Licensed Product, to the extent billed; (d) customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of such Licensed Product; (e) bad debts relating to sales of Licensed Products that are actually written off by BMS in accordance with GAAP during the applicable calculation period; (f) discounts (but not transaction fees) due to factoring of receivables in countries where factoring of receivables is customary in the pharmaceuticals industry (e.g., Spain, Italy and Greece) consistent with BMS practices for its other products in such countries; and (g) taxes, duties or other governmental charges levied on, absorbed or otherwise imposed on sale of such Licensed Product, including value-added taxes, or other governmental charges otherwise measured by the billing amount, when included in the billing, as adjusted for rebates and refunds, but specifically excluding taxes based on net income of the seller; provided that all of the foregoing deductions are calculated in accordance with GAAP consistently applied.

In the event that BMS, its Affiliates or Sublicensees make any adjustments to such deductions after the associated Net Sales have been reported pursuant to this Agreement, the adjustments shall be reported and reconciled with the next report and payment of any royalties due.

        Notwithstanding the foregoing, if any Licensed Product is sold under a bundled or capitated arrangement with other BMS products, then, solely for the purpose of calculating Net Sales under this Agreement, any discount on such Licensed Products sold under such an arrangement shall be no greater, on a weighted-average percentage basis based on the gross selling price prior to discount, than the weighted-average percentage discount applied on all other pharmaceutical products sold within such bundled arrangement for the applicable accounting period. In case of any dispute as to the applicable discount numbers under the preceding sentence, the determination of same shall be calculated and certified by an independent public accountant selected by Tranzyme and reasonably acceptable to BMS, whose decision shall be binding.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

        Consistent with BMS practices for its other products, a sale of a Licensed Product is deemed to occur upon transfer of the risk of loss. For clarity, sales by BMS, its Affiliates or Sublicensees of a Licensed Product to a Third Party distributor not Affiliated with BMS or any of its Sublicensees of such Licensed Product in a given country shall be considered a sale to a Third Party customer. Any Licensed Products used (but not sold for consideration) for promotional or advertising purposes or used (but not sold for consideration) for clinical or other research purposes or compassionate use shall not be considered in determining Net Sales hereunder.

        In the event a Licensed Product is sold as an end-user product consisting of a combination of independently active pharmaceutical ingredients, Net Sales, for purposes of determining royalty payments on such Licensed Product, shall be calculated by multiplying the Net Sales of the end-user product by the fraction A/(A+B), in which A is the selling price of the Licensed Product portion of the end-user product when such Licensed Product is sold separately in the applicable country in the same potency during the applicable accounting period in which the sales of the end-user product were made, and B is the selling price of the other independently active pharmaceutical ingredients of the end-user product sold separately in the applicable country in the same potency during the accounting period in question. All selling prices of the independently active pharmaceutical ingredients of such end-user product shall be calculated as the average selling price of the said ingredients in the applicable country in the same potency during the applicable accounting period for which the Net Sales are being calculated. In the event that, in any country or countries, no separate sale of either such above-designated Licensed Product or such above designated other independently active pharmaceutical ingredients of the end-user product are made in the same potency during the accounting period in which the sale was made or if net selling price for an independently active pharmaceutical ingredient cannot be determined for an accounting period, Net Sales allocable to the Licensed Product in each such country shall be determined by mutual agreement reached in good faith by the Parties prior to the end of the accounting period in question based on an equitable method of determining same that takes into account, on a country-by-country basis, variations in potency, the relative contribution of each independently active pharmaceutical ingredient in the combination, and relative value to the end user of each such independently active pharmaceutical ingredient. Notwithstanding the foregoing, the Parties agree that, for purposes of this paragraph, devices, drug delivery vehicles, adjuvants, half-life extenders, solubilizers and excipients shall not be deemed to be "independently active pharmaceutical ingredients."

        To the extent BMS or its Affiliates or Sublicensees receives consideration other than or in addition to cash upon the sale or distribution of Licensed Products, Net Sales shall include the fair market value of such additional consideration; provided that, notwithstanding the foregoing, Net Sales shall not include amounts (whether actually existing or deemed to exist for purposes of calculation) for Products (x) distributed for use in clinical trials or as samples or for promotional purposes, (y) provided pursuant to an early access, compassionate use, indigent access or patient assistance program (except to the extent of any amounts actually received from Third Parties on account of same), or (z) unless otherwise expressly provided in this Agreement, any amounts or other consideration received by a Party or its Affiliates from Sublicensees, whether or not in consideration of the grant of a sublicense to such Sublicensee.

          1.41    "Optimized Collaboration Hits" means a series of improved Collaboration Hits resulting from the synthesis by Tranzyme of targeted compounds and libraries based upon one (1) or more Collaboration Hits.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

          1.42    "Patent" shall mean a patent or a patent application, including any additions, divisions, continuations, continuations-in-part, invention certificates, substitutions, reissues, reexaminations, registrations, supplementary protection certificates and renewals, but not including any rights that give rise to Regulatory Exclusivity Periods (other than supplementary protection certificates, which shall be treated as "Patents" hereunder).

          1.43    "Patent Costs" shall mean the out-of-pocket costs and expenses paid to outside legal counsel and other Third Parties (including Third Party licensors of any Patents), and filing and maintenance expenses, incurred in Prosecuting and Maintaining Patents and enforcing and defending them.

          1.44    "Phase 1 Study" shall mean a clinical trial of a product, the principal purpose of which is a preliminary determination of safety in healthy individuals or patients, as described in 21 C.F.R. 312.21(a) (as amended or any replacement thereof), or a similar clinical study prescribed by the Regulatory Authorities in a foreign country, including any Exploratory IND studies as contemplated by that guidance issued by the FDA on January 1, 2006 (as amended or any replacement thereof). For purposes of this Agreement, "start of Phase 1 Study" for a product shall mean the first dosing of such product in a human patient in a Phase 1 Study.

          1.45    "Phase 2 Study" shall mean a clinical trial of a product on a sufficient number of patients, the principal purpose of which is to provide a preliminary determination of safety and efficacy of such product in the target patients over a range of doses and dose regimens, as described in 21 C.F.R. 312.21(b) (as amended or any replacement thereof), or a similar clinical study prescribed by the Regulatory Authorities in a foreign country. For purposes of this Agreement, "start of Phase 2 Study" for a product shall mean the first dosing of such product in a human patient in a Phase 2 Study.

          1.46    "Phase 3 Study" shall mean a clinical trial of a product on a sufficient number of subjects that is designed to establish that a pharmaceutical product is safe and efficacious for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with such pharmaceutical product in the dosage range to be prescribed, which trial is intended to support Regulatory Approval of such product, as described in 21 C.F.R. 312.21(c) (as amended or any replacement thereof), or a similar clinical study prescribed by the Regulatory Authorities in a foreign country. For purposes of this Agreement, "start of Phase 3 Study" for a product shall mean the first dosing of such product in a human patient in a Phase 3 Study.

          1.47    "Progressable Hit" shall mean a Collaboration Hit or Optimized Collaboration Hit which has been determined by the JSC as progressable to the next stage of development.

          1.48    "Prosecution and Maintenance," with regard to a particular Patent, shall mean the preparation, filing, prosecution and maintenance of such Patent, as well as re-examinations, reissues and the like with respect to that Patent, together with the conduct of interferences, the defense of oppositions and other similar proceedings with respect to that Patent.

          1.49    "Regulatory Approval" shall mean, with respect to a country or extra-national territory, any and all approvals (including NDAs), licenses, registrations or authorizations of any Regulatory Authority necessary in order to commercially distribute, sell or market a product in such country or some or all of such extra-national territory, including any pricing or reimbursement approvals.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

          1.50    "Regulatory Authority" shall mean any national (e.g., the FDA in the U.S.), supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, in any jurisdiction in the world, involved in the granting of Regulatory Approval.

          1.51    "Regulatory Exclusivity Period" shall mean any period of data, market or other regulatory exclusivity (other than supplementary protection certificates, which shall be treated as Patents hereunder), including any such periods under national implementations in the European Union of Section 10.1(a)(iii) of Directive 2001/EC/83, as amended from time to time, and all international equivalents.

          1.52    "Research Plan" shall mean the written description of the activities to be conducted by the Parties in pursuing the Research Program, as such may be amended from time to time by the JSC. The Research Plan shall include the budget associated for such research activities, including the number of Tranzyme FTEs to be assigned to the Research Program.

          1.53    "Research Program" shall mean the program of discovery, research and preclinical Development that the Parties engage in under this Agreement during the Research Program Term.

          1.54    "Research Program Know-How" shall mean all Know-How created, conceived or reduced to practice in connection with activities performed pursuant to the Research Program (whether solely by one Party or jointly by the Parties, in each case optionally with their Affiliates or any licensees or sublicensees or any employees, subcontractors, consultants or agents of any of the foregoing), including any Know-How covering any Materials generated by a Party pursuant to the Research Program (whether solely by one Party or jointly by the Parties, in each case optionally with their Affiliates or any licensees or sublicensees or any employees, subcontractors, consultants or agents of any of the foregoing).

          1.55    "Research Program Term" shall mean the period of time ascribed to such term in Section 2.1(d).

          1.56    "Subject Patent(s)" shall mean any Patents claiming an invention or discovery within the Research Program Know-How invented by employees or representatives of Tranzyme or its Affiliates solely or jointly (including any interest in any Joint Research Program IP and Sole Research Program IP) to the extent Covering the composition of matter, method of use or method of manufacture of a Collaboration Lead or Covering a Collaboration Target or method of use thereof.

          1.57    "Sublicensee" shall mean any person or entity that is granted a sublicense by BMS as permitted by Section 5.5.

          1.58    "Third Party" shall mean any person or entity other than Tranzyme, BMS and their respective Affiliates.

          1.59    "Tranzyme Core Technology" shall mean all Patents and Know-How Controlled by Tranzyme or any of its Affiliates covering or claiming the creation of macrocycle libraries using its MATCH™ Technology, the macrocycle compounds in Tranzyme's HITCREATE™ Library, assay methods for interrogating or selecting HITCREATE™ Libraries or any Materials Controlled by Tranzyme and provided to BMS under this Agreement. For clarity, neither the generation of compounds by BMS that are derived from the HITCREATE™ Library nor any such derived compounds, shall be considered Tranzyme Core Technology.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

          1.60    "Tranzyme Know-How" shall mean all Know-How (other than Tranzyme Core Technology) Controlled by Tranzyme or any of its Affiliates, used by Tranzyme in the Research Program, and necessary to discover any of the Collaboration Hits, Collaboration Leads or Licensed Products. For clarity, Tranzyme Know-How shall include, if applicable, Research Program Know-How owned in whole or in part by Tranzyme.

          1.61    "Tranzyme Patents" shall mean all Patents (other than Patents claiming any Tranzyme Core Technology) Controlled by Tranzyme or any of its Affiliates, and containing a Valid Claim Covering any of the Collaboration Compounds or Licensed Products. For clarity, Tranzyme Patents shall include, if applicable, Tranzyme's interest in Patents within its Sole Research Program IP and within the Joint Research Program IP.

          1.62    "United States" or "U.S." or "USA" shall mean the United States of America, including its territories and possessions, the District of Columbia and Puerto Rico.

          1.63    "Valid Claim" shall mean, with respect to a particular country, (a) any claim of an issued and unexpired Patent in such country that (i) has not been held permanently revoked, unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal and (ii) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise in such country, or (b) a bona fide claim of a pending Patent application, which claim has not been (X) pending for more than seven (7) years or (Y) abandoned or finally disallowed without the possibility of appeal or re-filing of the application.

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        Additional Definitions.    In addition to those terms defined above, definitions for each of the following terms are found in the body of this Agreement as indicated below:

Defined Term	Section
Acquiror	13.3
Additional HITCREATE™ Compounds	2.2(g)
Agreement	Preamble
Alliance Managers	3.1(b)
Bankrupt Party	12.4(b)
Biocon	2.6
BMS	Preamble
BMS Alliance Manager	3.1(b)
BMS Indemnitees	11.5(b)
BMS Royalty-Bearing Patent	6.4(b)(ii)
Competitive Infringement	9.1
Confidential Information	10.1(a)
Confidentiality Agreement	10.4
Disclosing Party	10.1(a)
Effective Date	Preamble
Excluded Target	2.2(c)(i)
Hatch-Waxman Time Period	9.2(a)(iii)
Indemnification Claim Notice	11.5(c)
Indemnified Party	11.5(c)
Joint Research Program IP	7.2(b)(i)
Losses	11.5(a)
Milestone Event	6.3(a)
Milestone Payment	6.3(a)
Other Patent	8.2
Party / Parties	Preamble
Phenotype Target Invention	2.2(f)
Program Director(s)	3.1(a)
Receiving Party	10.1(a)
Regulatory Exclusivity	6.4(b)(iii)
Release	10.3(b)
Royalty Term	6.4(b)
Screening Activities	2.2(f)
Sole Research Program IP	7.2(b)(i)
Term	12.1
Terminated Compounds	12.5(b)
Terminated Rights	12.5(a)
Third Party Claims	11.5(a)
Title 11	12.4(b)
Tranzyme	Preamble
Tranzyme Alliance Manager	3.1(b)
Tranzyme Indemnitees	11.5(a)
Tranzyme Research Materials	12.6(a)

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2.     Research Program.

        2.1    Research Program Generally.

          (a)    Goals.    The primary objective of the Research Program shall be to discover and characterize Collaboration Leads contained in or otherwise derived from Tranzyme's HITCREATE™ Library targeting the Collaboration Targets and suitable for Development and Commercialization as Licensed Products.

          (b)    Research Plan.    An initial version of the Research Plan is attached hereto as Exhibit 2.1(b). The Research Plan shall be reviewed as necessary at each meeting of the JSC, and at any other time upon the reasonable request of either Party (but in no event more than quarterly), and shall be modified as appropriate at the direction of the JSC to reflect material scientific and other developments. Notwithstanding the provisions in Section 3.2(d), BMS shall not exercise its final decision making authority on the JSC to amend the Research Plan to increase the activities assigned to Tranzyme thereunder without the consent of Tranzyme.

          (c)    Tranzyme Capabilities Expansion.    Tranzyme agrees to undertake those specific obligations described on Exhibit 2.1(c) in accordance with the terms thereof.

          (d)    Length and Scope of Research Program.    The Research Program shall initially be in effect for a period from the Effective Date until the second (2nd) anniversary thereof; provided that such time period may be extended by BMS for up to one (1) additional one (1) year period with ninety (90) days written notice to Tranzyme if activities are still being conducted by the Parties under the Research Plan (the "Research Program Term"). Neither Party shall have any obligation to continue to work on the Research Program after the end of the Research Program Term. The Parties may extend the Research Program Term further upon mutual agreement.

        2.2    Target Selection and Stages of the Research Program.

          (a)    Target Selection.    There shall be up to [***] Collaboration Targets in the Research Program. The initial Collaboration Targets are designated on Exhibit 1.10 attached hereto; provided that, the Parties acknowledge that the final Collaboration Target will be finalized at the first JSC meeting and if the JSC determines to replace such Collaboration Target such replacement target will be subject to the gatekeeping procedure of Section 2.2(c).

          (b)    Additional Collaboration Targets.    At any time after there are [***] Collaboration Targets designated pursuant to Section 2.2(a), BMS may, from time to time, request to designate additional targets as Collaboration Targets. Upon such request, the Parties will discuss the terms under which such targets would become Collaboration Targets with such terms subject to each Party's consent in its sole discretion. For clarity, Tranzyme shall have no obligation to accept any Additional Collaboration Targets; provided that Tranzyme shall include any target designated by BMS pursuant to Section 2.2(f) under the terms thereof and subject to the gatekeeping procedure of Section 2.2(c).

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          (c)    Gatekeeping Procedures.

              (i)  Upon any written request by BMS to add an additional target to this Agreement as a Collaboration Target, Tranzyme shall promptly review such additional target under the terms of this Section 2.2(c) and shall have the right to reject the proposed new target as a Collaboration Target if it is (A) the subject of an active program at Tranzyme, (B) Tranzyme has previously granted exclusive rights or any option to such target to a Third Party, or (C) Tranzyme is at such time in good faith discussions with a Third Party respecting an agreement to grant such Third Party exclusive rights to such target (each such target described in (A), (B), and (C), above an "Excluded Target") (it being understood that ghrelin and motilin are Excluded Targets as of the Effective Date).

             (ii)  Each additional target agreed by the Parties would become a Collaboration Target and subject to the remaining terms of this Agreement (other than financial terms unless such new Collaboration Target is a replacement pursuant to Section 2.2(d) or a target designated by BMS pursuant to Section 2.2(f)). Upon each new Collaboration Target being added to this Agreement, the Parties would negotiate in good faith the appropriate changes to the Research Plan.

            (iii)  If a target designated as an Excluded Target pursuant to Section 2.2(c)(i) becomes available for selection as a Collaboration Target in that the circumstance of Section 2.2(c)(i) that caused the target to become an Excluded Target no longer exists, then as of such date, such target will no longer be deemed an Excluded Target under Section 2.2(c)(i), Tranzyme will promptly notify BMS of such availability, and such target may become a Collaboration Target pursuant to Section 2.2(c)(ii).

          (d)    Replacement of a Collaboration Target.    During the Research Program Term, in the event that no Progressable Hits or Collaboration Leads are identified by BMS in screening the HITCREATE™ Library against any given Collaboration Target designated pursuant to Section 2.2(a) according to the Hit Criteria for such Collaboration Target, then BMS shall promptly either (i) substitute a new target to replace the failed Collaboration Target subject to Section 2.2(c) or (ii) terminate this Agreement under Section 12.3(b) with respect to such failed Collaboration Target. Upon the replacement of such failed Collaboration Target, such failed target will no longer be a Collaboration Target hereunder and the terms of Section 12.5 shall apply. Notwithstanding, in the event that BMS terminates [***] as a Collaboration Target caused by Tranzyme's failure to provide any Optimized Collaboration Hits which are Progressable Hits in accordance with the terms of the Research Plan, then BMS shall have the right to substitute [***] targets as Collaboration Targets as a substitute for [***] and the total number of Collaboration Targets permitted under Section 2.2(a) shall be increased to [***].

          (e)    Transfer of the HITCREATE™ Library to BMS.    Within fifteen (15) days after the Effective Date, Tranzyme shall transfer the HITCREATE Library™ as it exists at such date to BMS solely to conduct the activities under the Research Program expressly permitted by this Agreement. Tranzyme represents that as of the Effective Date, the HITCREATE™ Library is as described on Exhibit 2.2(e) . During the Term, BMS shall be entitled to retain any Materials comprising the HITCREATE™ Library provided by Tranzyme pursuant to this Section 2.2(e) or Section 2.2(f) solely for the practice of the licenses granted by Tranzyme.

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          (f)    Phenotypic Screens.    Subject to the terms of this Agreement, BMS may use the HITCREATE™ Library during the Research Program Term to conduct phenotypic screens for the discovery of new therapeutic targets and during the Research Program Term and thereafter to conduct the further internal research related to understanding the function and biology of such targets discovered during the Research Program Term (such activities collectively, "Screening Activities"). BMS shall provide Tranzyme with all data or results generated in connection with such screens and each Party shall have the right to use (and to disclose to Third Parties notwithstanding Article 10) the data from such screens for any purpose. In the event BMS desires, during the Research Program Term, to research or develop a macrocycle compound for any proprietary target developed in the course of conducting the Screening Activities , BMS shall add such target as a Collaboration Target subject to the gatekeeping provisions described in Section 2.2(c) and notwithstanding the number of targets specified in Section 2.2(a) or 2.2(d). Promptly upon such designation as a Collaboration Target, the Parties shall discuss and amend the then-current Research Plan and associated budget (including FTE allocation) to include such Collaboration Target, provided that the Parties agree and acknowledge that all other financial terms shall be the same as any other Collaboration Target hereunder. On a quarterly basis, BMS shall notify Tranzyme of any invention covering or claiming any new targets identified through the use of the HITCREATE™ Library in conducting the Screening Activities or the use of any compound in the HITCREATE™ Library to modulate the activity of any such target (each invention a "Phenotype Target Invention") together with providing Tranzyme with a copy of any data or results from conducting the Screening Activities. BMS hereby grants, and agrees to grant, to Tranzyme a perpetual, transferrable, royalty-free, non-exclusive, world-wide license (sublicensable through multiple tiers) under any Patent and/or any data or results generated in the phenotypic screens Controlled by BMS after the Effective Date Covering the Phenotype Target Invention solely for Tranzyme to make, have made, research, develop, use, sell, offer for sale, promote, commercialize, and import/export products containing a macrocycle compound to modulate the activity of such target.

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          (g)    Expansion of the HITCREATE™ Library.    During the Research Program Term, Tranzyme will expand the HITCREATE™ Library for use under the terms of this Agreement as the Parties may agree and subject to this Section 2.2(g) with the specific scope, timelines and technical requirements to be defined. As between the Parties, Tranzyme will own all right in and to any Know-How generated by either Party solely or the Parties jointly in the course of performing such activities (including any Patent generated therefrom) solely to the extent Covering the Additional HITCREATE™ Compounds, all other Know-How and inventions will be treated as other inventions hereunder. Tranzyme shall provide BMS with (i) a sample of any such synthesized compounds (the "Additional HITCREATE™ Compounds") (in an amount equal to the greater of fifty percent (50%) of the amount generated by Tranzyme or 1mg (unless otherwise agreed by the JSC), and having >90% purity or other such purity level reasonably agreed to by the JSC), and (ii) as reasonably requested by BMS, chemical structures and general synthesis information as available, excluding any solid-phase chemistry technology. Tranzyme shall provide such Additional HITCREATE™ Compounds in a format, such as arrayed in microtiter plates, reasonably requested by BMS and defined by the JSC. During the Research Program Term, BMS shall have a non-exclusive right to use such Additional HITCREATE™ Compounds solely to research Collaboration Targets and any Collaboration Compounds generated under such activities by BMS shall be treated as Collaboration Compounds for purposes of the financial and other terms of this Agreement. Following the Research Program Term, BMS shall have a non-exclusive right to use such Additional HITCREATE™ Compounds for any purpose and without the payment of any additional consideration to Tranzyme. Tranzyme shall retain all other rights to such Additional HITCREATE™ Compounds and such compounds shall be included in the HITCREATE™ Library licensed to BMS, and Tranzyme shall not owe any compensation to BMS with respect thereto. In addition, each Party shall grant to the other a worldwide, royalty-free (sublicensable through multiple tiers), non-exclusive license under any Patents filed by either Party Covering the composition of matter of any Additional HITCREATE™ Compounds; provided that (A) BMS's license shall be royalty-bearing and exclusive to the extent that any Additional HITCREATE™ Compounds are used to Develop any Licensed Product or Collaboration Lead during the Research Program Term and (B) no licenses are provided by either Party to the other under any intellectual property rights existing prior to the Effective Date or generated by such Party outside of activities performed or rights exercised under this Agreement. If either Party has any Patent(s) covering an Additional HITCREATE™ Compound that the other Party wishes to Develop or Commercialize, provided that a license is available under such Patent(s), the Parties will agree to negotiate in good faith for a reasonable time period to provide a license (if any) to such Patent(s).

              (i)  The Parties contemplate that in the event that there are Tranzyme FTEs within the staff BMS is supporting with the funding provided under Section 6.2(a)(i) which may, from time to time experience a reduced work load while working on any of the Collaboration Targets, such FTEs may be tasked by the JSC with expansion of the HITCREATE™ Library.

             (ii)  During the second (2nd) and subsequent years of the Research Program Term, BMS may elect, at its sole option, to fund up to [***] suitable qualified FTEs, in addition to the FTEs within the staff BMS is supporting with the funding provided under Section 6.2(a)(i), to focus on expansion of the HITCREATE™ Library. BMS will notify Tranzyme no later than sixty (60) days prior to the start of the second (2nd) and subsequent years of the Research Program Term if it will not exercise this option for the applicable year.

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            (iii)  BMS will reimburse Tranzyme for the external costs actually incurred in association with the HITCREATE™ Library expansion in accordance with the budget approved by the JSC for these activities as part of the Research Plan [***], and BMS may also provide certain in-kind work, supplies and/or reagents to support these HITCREATE™ Library expansion activities.

          (h)    Research Program Stages.    As more fully described in the Research Plan, the Research Program shall be divided into three (3) general stages, the "Hit Identification and Validation Stage," the "Hit Iteration Stage" and the "Hit-to-Lead Stage," pursuant to the following process and otherwise in accordance with the terms and conditions hereof:

            (i)    Hit Identification and Validation Stage.    Within thirty (30) days of designation of a target as a Collaboration Target, the JSC shall establish the Hit Criteria for the applicable Collaboration Target, such Hit Criteria shall be reflected in the written minutes of the JSC meeting as approved by the JSC. Following the establishment of the Hit Criteria, Tranzyme or BMS shall (A) screen the HITCREATE™ Library against such Collaboration Target, (B) identify any Collaboration Hits generated as a result of such screening, and (C) report the results of such screening (including the identification and structure of the Collaboration Hits) to the JSC in each case in accordance with the Research Plan. The Collaboration Hits shall be evaluated by the JSC in accordance with the Research Plan and the applicable Hit Criteria, and the JSC shall select certain Collaboration Hits to be further evaluated pursuant to Section 2.2(h)(ii). If no Progressable Hits are identified in this stage according to the Hit Criteria for such Collaboration Target, then Section 2.2(d) shall apply.

            (ii)    Hit Iteration Stage.    After Collaboration Hits have been identified pursuant to Section 2.2(h)(i), the Parties shall conduct an analysis of the results of the screening activities described in Section 2.2(h)(i) for such Collaboration Targets, and as necessary, the Parties shall use Commercially Reasonable Efforts (A) to synthesize additional compounds based upon the Collaboration Hit, (B) perform further screening of the additional compounds against the Collaboration Targets in order to determine Optimized Collaboration Hits, (C) identify any Collaboration Hits or Optimized Collaboration Hits as a result of such screening, and (iv) report its findings to the JSC. Such Collaboration Hits shall be evaluated by the JSC in accordance with the Research Plan and the applicable Hit Criteria, and the JSC shall advance those Collaboration Targets for further evaluation pursuant to Section 2.2(h)(iii) to the extent that the quality of the Collaboration Hits for any specific Collaboration Target warrant continued research and Development under this Agreement. If no Progressable Hits are identified in this stage according to the Hit Criteria for such Collaboration Target, then Section 2.2(d) shall apply.

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            (iii)    Hit-to-Lead Stage.    Upon selection of one or more Collaboration Hits for further research and Development pursuant to Section 2.2(h)(ii), the Parties shall further analyze the results of the process described in Section 2.2(h)(ii) for each such Collaboration Target, deploy each of their respective capabilities within the Research Program to discover and advance Collaboration Hits, Optimized Collaboration Hits, and Collaboration Leads, and report their findings to the JSC. The Collaboration Hits and Optimized Collaboration Hits shall be evaluated by the JSC in accordance with the Research Plan, the applicable Hit Criteria, and those other criteria established by BMS (in consultation with Tranzyme at the JSC) for selecting lead candidates suitable for Development as a drug candidate. Following submission to the JSC, the JSC shall designate up to three (3) Collaboration Compounds as Collaboration Lead(s) for a given Collaboration Target (it being understood that each such Collaboration Lead may be from a different structure-activity chemical class and includes the applicable Analogs, as qualified in Section 1.9). If no Collaboration Leads are so designated, then BMS shall terminate the Collaboration Target and designate a replacement target under Section 2.2(d).

          (i)    Independent BMS Optimization outside of the Research Program.    Once the Collaboration Leads have been selected for a given Collaboration Target, BMS shall perform additional research and pre-clinical Development activities on the Collaboration Leads, including creating additional Collaboration Compounds in an effort to create and evaluate Collaboration Leads for further Development all as part of a BMS Discovery & Development Program as further described in Article 4.

          (j)    Use of Collaboration Compounds.    BMS agrees that during the Research Program Term it will not, alone or in collaboration with any of its Affiliates or any Third Party (including the grant of any license or right), Develop or commercialize any Collaboration Compound, except as a Collaboration Lead or Licensed Product pursuant to this Agreement. In addition to the foregoing, BMS agrees that, during the Term or following any termination of this Agreement in its entirety, BMS will not, alone or in collaboration with any of its Affiliates or any Third Party (including the grant of any license or right), Develop or commercialize any Collaboration Compound against any target which was terminated as a Collaboration Target (as described in Sections 2.2(d) or 12.3 for a period of time expiring two (2) years after such Collaboration Target was terminated in accordance with Sections 2.2(d) or 12.3.

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        2.3    Relationship of the Research Program to Other Efforts.

          (a)    Exclusivity.    Subject to the terms and conditions of this Agreement, on a Collaboration Target-by-Collaboration Target basis, for a period of seven (7) years from the Effective Date during the Term (the "Exclusivity Period"):

              (i)  Tranzyme shall not, whether alone or in collaboration with any of its Affiliates or any Third Party, engage in any activities (including screening of its HITCREATE™ Library) where a primary goal of which is to use Tranzyme Core Technology to discover and Develop any macrocycle compounds specifically and directly targeting such Collaboration Target, other than in accordance with this Agreement;

             (ii)  Tranzyme shall not grant any license under any Tranzyme Patents to any Third Party to Develop clinically or commercialize any macrocycle compound developed to target such Collaboration Target for use in the Field.

            (iii)  Tranzyme shall not provide any Third Party with access to Tranzyme Know-How or HITCREATE™ Library for use in screening macrocycle compounds developed to target such Collaboration Target.

          (b)    Early Termination of Exclusivity.    The Exclusivity Period shall terminate with respect to a Collaboration Target prior to the expiration of the seven (7) year period described above upon the earlier to occur of any of the following events: (i) BMS fails to use Commercially Reasonable Efforts to research, Develop or Commercialize Collaboration Leads or Licensed Products for such Collaboration Target as described in Section 4.2; or (ii) BMS terminates such Collaboration Target under Article 12.

          (c)    Limitations on Tranzyme Regarding Collaboration Lead.    At such time as the JSC designates a Collaboration Lead and for so long as BMS has not terminated its rights under this Agreement with respect to such Collaboration Lead or applicable Collaboration Target, Tranzyme shall not identify for a Third Party any such Collaboration Lead as a hit for any target and use reasonable efforts to thereafter not add such Collaboration Lead to collections of compounds provided to a Third Party for screening against any target where practical. Tranzyme shall endeavor to mark (by electronic means) its internal records for any HITCREATE™ Library containing any of the Collaboration Leads regarding the existence of the foregoing limitation, with the understanding that a library used by Tranzyme or its Affiliates may contain Collaboration Leads notwithstanding such mark and limitations; provided that Tranzyme shall not grant any further clinical Development or Commercialization rights to a Third Party for any such Collaboration Lead in hits disclosed to such Third Party resulting from the screen of the HITCREATE™ Library against such other target.

          (d)    Change of Control of Tranzyme.    For avoidance of doubt, in the event that Tranzyme undergoes a Change of Control, the above described restrictions in this Section 2.3 shall not in any way limit the activities of any Tranzyme Affiliate (or Tranzyme, if Tranzyme undergoes a Change of Control and is not a separately surviving entity) from (i) the research, development, use, manufacture, marketing, sale, promotion or commercialization of any product, service or other activity that was Controlled by any Third Party prior to the consummation of such Change of Control; or (ii) the research, development, use, manufacture, marketing, sale, promotion or commercialization of any product undertaken after the date of the Change of Control with respect to any Collaboration Target where such activities are conducted without the use of the Tranzyme Core Technology, Tranzyme Patents or Tranzyme Know-How.

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          (e)    Exception for Alternate Mechanisms of Action.    In the event that BMS has selected an ECN against a particular Collaboration Target, upon request by Tranzyme, the Parties will discuss BMS waiving, such waiver not to be unreasonably withheld, the above exclusivity provisions in this Section 2.3 to allow Tranzyme to pursue compounds active against such Collaboration Target but with a different mechanism of action (e.g., if BMS is developing an antagonist against a given Collaboration Target, BMS may waive the exclusivity provision to allow Tranzyme to develop an agonist against such Collaboration Target).

        2.4    Research Program Records, Reports and Materials.

          (a)    Records.    Each Party shall maintain, or cause to be maintained, records of its activities under the Research Program in sufficient detail and in good scientific manner appropriate for scientific, Patent and regulatory purposes, which shall properly reflect all work included in the Research Program for a period of at least thirty (30) years after the creation of such records. Each Party shall have the right to request a copy of any such records, except to the extent that the other Party reasonably determines that such records contain Confidential Information that is not licensed to such Party hereunder.

          (b)    Reports.    During the Research Program Term and for the next calendar quarter thereafter, each Party shall furnish to the JSC:

              (i)  within forty-five (45) days after the end of each calendar quarter, a summary written report or presentation to the JSC (at the discretion of the JSC) describing its progress under the Research Plan; and

             (ii)  within sixty (60) days after the end of each calendar year and the end of the Research Program Term, a summary written report or presentation to the JSC (at the discretion of the JSC) describing in detail the work accomplished under the Research Plan as part of the Research Program during the preceding calendar year and since the end of the preceding calendar year, respectively, and discussing the results of such work.

          (c)    Materials.

              (i)  Each Party shall, during the Research Program Term, as a matter of course as described in the Research Plan or upon the other Party's reasonable written request, furnish to each other samples of Materials that are in such Party's Control and are necessary for the other Party to carry out its responsibilities under the Research Plan.

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             (ii)  Each Party shall use such Materials only in accordance with the Research Plan and in accordance with the terms and conditions of this Agreement, including for the Development or Commercialization of Licensed Products hereunder. Except with the prior written consent of the supplying Party, the Party receiving any Materials shall not distribute or otherwise allow the release of Materials to any Third Party, except for subcontracting or to sublicensees in each case as permitted hereunder. All Materials delivered to the receiving Party shall remain the sole property of the supplying Party and shall be used in compliance with all applicable law. The Materials supplied under this Agreement shall be used with prudence and appropriate caution in any experimental work because not all of their characteristics may be known. In the event that a Party or any of its Affiliates or Sublicensees uses the proprietary Materials of the other Party in breach of this Agreement, such Party shall notify the providing Party promptly upon becoming aware of such use, and in addition to any other remedies that the Party providing such Materials may have, the Party using such proprietary Materials of the other Party shall (A) limit its use to internal, de minimus activities (and in no event selling or offering for sale any product or service incorporating or based upon such results of unauthorized use) and (B) grant, and hereby does grant the providing Party a worldwide, fully paid, irrevocable, fully transferrable non-exclusive license (with the right to grant sublicenses through multiple tiers) under, the results of such unauthorized use, and any discoveries or inventions that arise from such unauthorized use, whether patentable or not.

        2.5    Obligations Relating to the Research Program and the Research Plan.    Each Party shall use reasonable efforts to perform (itself or through its Affiliates or by permitted subcontracting) its respective obligations under the Research Plan, and shall cooperate with and provide reasonable support to the other Party in such other Party's performance of its responsibilities under the Research Plan. The Parties acknowledge and agree, however, that no outcome or success is or can be assured and that failure to achieve desired results shall not in and of itself constitute a breach or default of any obligation in this Agreement. Tranzyme would have an obligation to ensure that by June 30, 2010 and throughout the remainder of the Research Program Term, it has at least [***] suitably qualified FTE scientists ((meaning either a Ph.D. in chemistry, M.S. in chemistry or five (5) years of relevant industry experience), with no fewer than [***] having a Ph.D. or more if specified in the Research Plan, available to work on the Research Program activities as further described in the Research Plan.

        2.6    Permitted Subcontracting.    As provided in the Research Plan or otherwise with the prior consent of the other Party, not to be unreasonably withheld, each Party may subcontract any of its activities to be performed under the Research Plan to a Third Party, provided that any such Third Party shall have entered into a written agreement with such Party that includes terms and conditions protecting and limiting use and disclosure of Confidential Information and Materials and Know-How at least to the same extent as under this Agreement, and requiring such Third Party and its personnel to assign to such Party all right, title and interest in and to any Patents and Know-How and Materials created, conceived or reduced to practice in connection with the performance of subcontracted activities. For avoidance of doubt, the Parties agree that BMS may outsource any portion of its Development activities to Biocon Limited ("Biocon" which includes Biocon's subsidiary Syngene International) in connection with BMS's broad collaboration with Biocon without requiring approval from Tranzyme.

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3.     Governance.

        3.1    Collaboration Management.

          (a)   The Research Program shall have a program director from each Party (each, a "Program Director, and together the "Program Directors"), initially [***] for Tranzyme and [***] for BMS), either Party may substitute their Program Director either on a temporary or permanent basis on written notice to the other Party. The Program Directors shall coordinate the research efforts of the Parties in conducting the Research Program.

          (b)   Each Party shall appoint a single individual to act as the single point of contact between the Parties to support the Research Program (the "Alliance Managers") other than the coordination of day-to-day research activities which will be coordinated by the Program Directors. As of the Effective Date, the Alliance Managers shall be [***] for BMS (the "BMS Alliance Manager") and [***] for Tranzyme (the "Tranzyme Alliance Manager"), either Party may substitute their Alliance Manager either on a temporary or permanent basis on written notice to the other Party.

        The Alliance Managers will:

            (i)  use good faith efforts to attend all meetings of the JSC, but shall be non-voting members at such meetings;

           (ii)  circulate the written minutes of the JSC meetings for review and approval by the Parties, and identify action items to be carried out by the Parties; and

          (iii)  be the first point of referral for all matters of conflict resolution, and bring disputes to the attention of the JSC in a timely manner.

        3.2    Joint Steering Committee ("JSC").

          (a)    Steering Committee.    As soon as practicable, the Parties shall establish a Joint Steering Committee, comprised of three (3) representatives of Tranzyme (including the Program Director for Tranzyme) and three (3) representatives of BMS (including the Program Director for BMS). Each Party may replace its representatives to the JSC at any time upon written notice to the other Party. With the consent of the other Party (which shall not be unreasonably withheld), each Party may invite non-voting employees and consultants to attend meetings of the JSC, subject to their agreement to be bound to the same extent as a permitted subcontractor under Section 2.6.

          (b)    Meetings.    While in existence, the JSC shall meet quarterly by audio or video teleconference and, at a minimum, twice each calendar year in person (which in-person meeting shall be held on an alternating basis in Sherbrooke, Quebec, Canada and in Princeton, NJ unless otherwise agreed by the JSC). Meetings of the JSC shall be effective only if at least one (1) representative of each Party is present or participating. Each Party shall be responsible for all of its own expenses of participating in the committee meetings. The Parties shall endeavor to schedule meetings of the JSC at least six (6) months in advance. The Parties shall alternate in preparing the meeting agenda, and the Party that was responsible for preparing the meeting agenda shall prepare and circulate for review and approval by the other Party written minutes of such meeting within fifteen (15) days after such meeting. The Parties shall agree on the minutes of each meeting promptly, but in no event later than the next meeting of the JSC.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

          (c)    Responsibilities.    The JSC shall oversee and supervise the overall performance of the Research Plan and within such scope shall:

              (i)  review the efforts of the Parties and allocate those resources for the Research Plan committed by the Parties hereunder;

             (ii)  revise and approve any revisions to the Research Plan;

            (iii)  establish Hit Criteria for each Collaboration Target;

            (iv)  identify the Collaboration Hits, Optimized Collaboration Hits and Collaboration Leads, as well as decide on the progressability of Collaboration Hits;

             (v)  form such other committees as the JSC may deem appropriate, provided that such committees may make recommendations to the JSC but may not be delegated JSC decision-making authority;

            (vi)  address such other matters relating to the activities of the Parties under this Agreement as either Party may bring before the JSC, including any matters that are expressly for the JSC to decide as provided in this Agreement; and

           (vii)  attempt to resolve any disputes on an informal basis.

          (d)    Decision-making.    The three (3) JSC representatives of each Party shall collectively have one (1) vote, and the JSC shall make decisions only by unanimous consent. In the event of a dispute between the Parties with regard to the performance of the Research Program, obligations to expand the HITCREATE™ Library or otherwise within the scope of the JSC, the matter shall be first referred to the Alliance Managers for resolution, and if not resolved, then shall be referred to senior executives pursuant to Section 13.1, and if still not resolved, then BMS shall have the deciding vote with respect to any such dispute if exercised in good faith and in a reasonable manner, subject to Section 3.2(e), and provided that any final determination made by BMS shall: (i) be consistent with the terms of this Agreement (including BMS's diligence obligations hereunder); and (ii) not materially affect the rights and obligations of Tranzyme under this Agreement without Tranzyme's consent.

          (e)    Limits on JSC Authority.    Each Party shall retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers, or discretion shall be delegated to or vested in the JSC unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing. The JSC shall not have the power to amend, modify or waive compliance with this Agreement (other than as expressly permitted hereunder). Notwithstanding anything herein to the contrary, neither Party shall require the other Party to breach any obligation or agreement that such other Party may have with or to a Third Party.

          (f)    Term of Committee.    The JSC shall end six (6) months after the end of the Research Program Term.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

          (g)    Verification.    The Parties shall select and agree upon an independent Third Party reviewer to verify any claims by Tranzyme that it is unable to extend a right or license to BMS by the terms of Section 2.2(c) or 2.2(d), in a manner that protects the Confidential Information of each Party and any Third Parties. Tranzyme shall submit any such rejections, along with the relevant information (which may include copies of Tranzyme's agreement with a Third Party as well as certain assay results), to allow such Third Party reviewer to confirm to BMS that Tranzyme is unable to extend such right or license to BMS in accordance with the applicable provisions of this Agreement. BMS shall bear all costs related to such verification by such independent Third Party reviewer unless such verification shows that Tranzyme did have the rights to grant such license to BMS. BMS may waive its right to have such rejection verified, such waiver to be in BMS's sole discretion.

4.     Development and Commercialization.

        4.1    In General.    Without limiting its diligence obligation under Section 4.2, BMS shall determine, in its sole discretion, either to initiate a BMS Discovery & Development Program to Develop Collaboration Leads for each Collaboration Target or to terminate this Agreement with respect to such Collaboration Target. BMS shall have sole responsibility for all costs and expenses arising from any such Development of Collaboration Leads and any subsequent Commercialization of Licensed Products throughout the world.

        4.2    BMS Diligence.

          (a)    General Diligence.    BMS, directly or through one or more of its Affiliates or Sublicensees, shall use Commercially Reasonable Efforts, for at least one Collaboration Lead for each Collaboration Target, (i) to Develop one or more such Collaboration Lead for such Collaboration Target as part of a BMS Discovery & Development Program directed toward the designation of such Collaboration Lead as an ECN and to obtain Regulatory Approvals therefore, and (ii) to Commercialize one or more Licensed Products after obtaining such Regulatory Approval for such compound. The Parties shall discuss the expected Development milestones and timelines for each Collaboration Lead, and BMS shall update Tranzyme with any material deviation from such milestones and timelines and the reason therefore.

          (b)    Termination of License Rights.    After the Research Program Term, at such time as BMS provides timely notice to Tranzyme in a timely manner that it is no longer actively pursuing any Collaboration Lead as part of a BMS Discovery & Development Program for a Collaboration Target, all Collaboration Leads against such terminated Collaboration Target shall no longer be within the scope of this Agreement, including the licenses granted in Article 5. BMS shall use reasonable efforts to provide notice to Tranzyme of any such occurrence.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

        4.3    Reports by BMS.    BMS shall prepare and maintain and shall cause its Affiliates and Sublicensees to prepare and maintain reasonably complete and accurate records regarding the Development of Collaboration Leads and Licensed Products, and Commercialization of Licensed Products after Regulatory Approval therefore. On an annual basis, BMS shall provide to Tranzyme a reasonably detailed report regarding such efforts on a Collaboration Target-by-Collaboration Target basis. Such report shall contain sufficient detail to enable Tranzyme to assess BMS's compliance with its Development and Commercialization obligations in Section 4.2, including information with respect to any regulatory milestones, and any Regulatory Approvals achieved, for Collaboration Leads and Licensed Products, and such reports shall be Confidential Information of BMS pursuant to Article 10. BMS shall provide Tranzyme with additional information regarding any such activities as Tranzyme may reasonably request from time to time; such additional information shall also be treated as Confidential Information of BMS pursuant to Article 10.

        4.4    Other Related Activities.    As between the Parties, BMS shall be solely responsible for, and shall bear all the costs and expenses of, (a) preparing and submitting applications for and obtaining Regulatory Approvals for Licensed Products; provided that Tranzyme shall provide reasonable cooperation in the event that information Controlled by Tranzyme is needed for any such application and provided that BMS reimburses Tranzyme on a reasonable basis for the time and expenses incurred by Tranzyme to provide such cooperation, (b) manufacturing and supplying all Licensed Products for Development and Commercialization, and (c) further Development and Commercialization of Licensed Products.

5.     Intellectual Property Licenses.

        5.1    Licenses by Tranzyme for the Research Program.    Subject to the terms and conditions of this Agreement, Tranzyme hereby grants to BMS a non-transferrable (except under Section 13.12) worldwide, royalty-free non-exclusive license, under Tranzyme Core Technology, Tranzyme Know-How and Tranzyme Patents, to make and use for research purposes Collaboration Hits and Collaboration Leads as part of the Research Program solely directed toward Collaboration Targets. For the purposes of the licenses granted to BMS by Tranzyme in this Article 5, Tranzyme Core Technology, Tranzyme Know-How and Tranzyme Patents shall not include Know-How or Patents to the extent they Cover Tranzyme's proprietary solid-phase chemistry technology. The foregoing license may be sublicensed by BMS only to Affiliates, Biocon or Third Parties performing contracted research with or for BMS in accordance with the terms of Section 5.5. For clarity, the foregoing license excludes any right to Develop Collaboration Leads (except as described in the Research Plan) or Commercialize Collaboration Leads or Licensed Products.

        5.2    Licenses by Tranzyme for Collaboration Leads and Licensed Products.    Subject to the terms and conditions of this Agreement, Tranzyme hereby grants to BMS a royalty-bearing, worldwide, exclusive license, with the right to sublicense (subject to Section 5.5), under Tranzyme Know-How and Exclusive Patents, solely to Develop Collaboration Leads and Commercialize Licensed Products in the Field. The licenses granted in this Section 5.2 shall include the ability to enforce such Patents as further described in Article 9.

        5.3    License by BMS for the Research Program.    Subject to the terms and conditions of this Agreement, BMS hereby grants to Tranzyme and its Affiliates a royalty-free, worldwide, non-exclusive license, under BMS Technology, solely to the extent necessary or useful for Tranzyme to perform the Research Program.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

        5.4    Grant-Back Licenses.

          (a)    By Each Party for Improvements to Certain Technology.    Subject to the terms and conditions of this Agreement, each Party hereby grants to the other Party and its Affiliates a worldwide, fully paid-up, non-exclusive license, with the right to sublicense, to practice under the granting Party's interest in and to Sole Research Program IP, solely to the extent constituting improvements to proprietary and confidential technology of the grantee Party; and further, the granting Party shall not use or practice such improvement except for performing activities under this Agreement. Each Party shall notify the other Party promptly following the creation of any such improvement.

          (b)    By BMS for Joint Research Program IP.    Subject to the terms and conditions of this Agreement, BMS hereby grants to Tranzyme and its Affiliates a worldwide, fully paid-up non-exclusive license, with the right to sublicense, to practice the Joint Research Program IP (other than Subject Patents), subject to Sections 2.3 and 5.2.

          (c)    By BMS to Certain Patents and Know-How.    Subject to the terms and conditions of this Agreement, BMS hereby grants to Tranzyme and its Affiliates a worldwide, fully paid-up non-exclusive license, with the right to sublicense, to practice those claims of those Patents owned (in whole or in part) or Know-How (solely to the extent of any Know-How covering Collaboration Compounds or Materials disclosed by BMS to Tranzyme under this Agreement) otherwise Controlled by BMS or any of its Sublicensees, licensees or Affiliates (including any Sole Research Program IP and Subject Patents), but excluding Patents and Know-How Controlled by BMS as of the Effective Date or developed by BMS outside of activities performed or rights exercised under this Agreement, Covering the composition of matter, use or manufacture of a Collaboration Compound for any purpose (other than any activity directed at a then-current Collaboration Target), including incorporating such Collaboration Compound in its library for screening against targets other than Collaboration Targets, provided that the foregoing license grant:

              (i)  shall not include Patents in which the claim scope Covers any Collaboration Lead or Licensed Product, or any Know-How Covering any Collaboration Lead or Licensed Product for as long as the compound in question is included in the licenses from Tranzyme to BMS under Section 5.2; and

             (ii)  shall not apply to the Development or Commercialization of any macrocycle compound that specifically targets a Collaboration Target while such Collaboration Target is subject to the restrictions in Section 2.3(a), and, if there is a First Commercial Sale of a Licensed Product for such Collaboration Target, thereafter for as long as BMS continues to satisfy its diligence obligations under Section 4.2(a) for such Licensed Product.

          (d)    Sublicensing.    In the event of any sublicense by a licensee Party of the license grants contained in Section 5.4, the sublicensing Party shall notify the licensor Party in writing regarding the grant of a sublicense and the sublicensing Party shall be responsible for any and all obligations of such sublicensee under such license grant.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

        5.5    Sublicensing Rights.    In addition to the right to grant such limited sublicenses as may be necessary for permitted subcontracting hereunder as provided in Section 2.6, the licenses granted in Sections 5.1 and 5.2 may be sublicensed by BMS to its Affiliates and Third Parties, provided, that as a condition precedent to and requirement of any such sublicense:

          (a)   BMS shall provide Tranzyme with a reasonably redacted copy of any sublicense agreement within thirty (30) days of execution thereof;

          (b)   BMS shall agree in writing to be responsible for any and all obligations of such Sublicensee as if such Sublicensee were "BMS" hereunder; and

          (c)   BMS shall cause such Affiliate, and such Sublicensee shall agree in writing, to be bound by and subject to all applicable terms and conditions of this Agreement in the same manner and to the same extent as BMS is bound thereby.

          (d)   BMS shall include in such sublicense agreement provisions such that Tranzyme shall have the same rights and license to all inventions and Know-How generated by such Affiliate or Third Party licensee to the same extent as if such invention or information was generated by BMS and (ii) BMS (through such Affiliate or Sublicensee) can fully perform all of its obligations under this Agreement in the same manner and to the same extent as would be required if BMS performed the Development and Commercialization of Licensed Product rather than such Affiliate or Third Party licensee.

        5.6    No Other Licenses or Rights.    No license or other right is or shall be created or granted hereunder by implication, estoppel or otherwise. All such licenses and rights are or shall be granted only as expressly provided in this Agreement. Each Party covenants that it will not, and it will not knowingly permit any of its Affiliates or sublicensees to, use or practice any intellectual property right of the other Party licensed hereunder outside the scope of the licenses granted to it under this Article 5 if such use or practice would constitute infringement of such intellectual property right.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

6.     Payments and Royalties.

        6.1    Up-Front Payment.    BMS shall pay to Tranzyme, within ten (10) business days after the Effective Date, a non-refundable, non-creditable, one-time payment of ten million dollars (U.S. $10,000,000).

        6.2    Research Program FTE Support and Expense Payments.

          (a)    Research Program FTE Support.

              (i)  During the first two (2) years of the Research Program Term, Tranzyme will provide [***] FTEs each year and BMS will provide research funding in the amount of one million five hundred thousand dollars ($1,500,000) per year notwithstanding any decrease in Tranzyme's FTE allocations under the Research Plan by the JSC. The research funding shall be payable in four (4) equal quarterly installments as described below in paragraph (iii). This research funding will include all standard laboratory supplies and reagents to be used by such FTEs in conducting the Research Program. For any FTEs included in the Research Plan beyond the initial [***], BMS will pay for the additional FTEs as described below in paragraph (ii). If Tranzyme provides less than [***] FTEs during a year during the Research Program Term, and while BMS is providing the funding described above in this Section 6.2(a)(i), and BMS does not terminate this Agreement and get a technology transfer pursuant to Section 12.6, BMS shall be entitled to a prorated credit, at BMS's election, (i) to be applied towards research funding obligation in the next year of the Research Program Term which will reduce the funding obligation for the next year under this Section 6.2(a)(i), or (ii) to be applied towards additional work to be conducted in the next year of the Research Program Term such that Tranzyme would have to apply additional FTEs at no additional cost to BMS to make up for the FTEs not applied during the applicable year; provided that BMS shall not have the right to carry forward any FTE support reduced by action of BMS at the JSC. The FTE rate under this section for calculation of any prorated credit shall be equal to [***] per FTE year. If BMS elects to carry forward work (rather than credit on amount due), the Parties will reasonably develop a schedule for using any such additional FTE time taking into consideration the availability of Tranzyme resources and other factors as discussed in good faith by the Parties.

             (ii)  During any subsequent years of the Research Program Term, or any FTEs over the [***] FTEs described above in Section 6.2(a)(i), as support for work performed by or on behalf of Tranzyme under the Research Plan, BMS shall pay Tranzyme for FTE efforts actually allocated to the Research Program at the FTE Rate, provided that such FTEs have been budgeted under the Research Plan. At least ninety (90) days prior to the start of each Contract Year, the JSC shall set the specific number of FTEs to be provided by Tranzyme, which may be adjusted during the applicable Contract Year by the mutual agreement of the Parties not to be unreasonably withheld and reasonable prior notice to Tranzyme. Such number of FTEs shall be budgeted for and set forth in the Research Plan. Tranzyme shall maintain accurate records as to the FTE efforts allocated to the Research Program for each quarter of the Research Program Term. BMS shall have the opportunity to audit such records in a manner substantially similar to that outlined in Section 6.5(c).

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

            (iii)  No later than sixty (60) days after the end of each calendar quarter during the Research Program Term and receipt of an invoice from Tranzyme, BMS shall make payment for the research funding described above in Section 6.2(a)(i), and if applicable the FTEs for such calendar quarter at the FTE Rate, and all such non-disputed payments when owed or paid shall be non-refundable and non-creditable and not subject to set-off. For any FTE payments, the first such payment shall be prorated for the number of days from the Effective Date until the end of the applicable calendar quarter, and the last such payment payable for the last calendar quarter starting in the Research Program Term shall be prorated for the number of days from the beginning of such calendar quarter until the end of the of the Research Program Term.

          (b)    Payment for External Expenses.    For each quarter during the Research Program Term, BMS shall pay Tranzyme an amount for external expenses actually spent by Tranzyme in support of the Research Program or any other activity requested by BMS; provided that such external expenses are specifically set forth in the Research Plan and budget and approved by BMS. Tranzyme shall invoice BMS quarterly in arrears, and BMS shall pay Tranzyme within sixty (60) days of receiving such invoice, and such non-disputed payments by BMS when owed or paid shall be non-refundable and non-creditable and not subject to set-off.

          (c)    Total Support.    Total expenses payable by BMS to Tranzyme under this Section 6.2 shall not exceed:

              (i)  [***] during each of the first two (2) Contract Years if Tranzyme is not engaged in HITCREATE™ Library expansion as described in Section 2.2(g); or

             (ii)  if Tranzyme is engaged in HITCREATE™ Library expansion as described in Section 2.2(g), [***] during the first Contract Year, [***] during the second Contract Year, and if applicable, [***] during the third Contract Year.

        The above limits may be lower depending on the budgeted amount approved by the JSC, without the prior written consent of BMS. Tranzyme shall not be required to conduct any activity under the Research Program (or commit FTEs or to incur external expenses) in excess of amounts that will be reimbursed by BMS and in accordance with the Research Plan.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

        6.3    Milestone Payments.

          (a)    Development Milestones.    BMS shall make milestone payments (each, a "Milestone Payment") to Tranzyme upon the occurrence of each of the milestones events (each, a "Milestone Event") for Collaboration Compounds as set forth below in this Section 6.3(a). Each of the Milestone Payments shall be payable to Tranzyme by BMS within seventy five (75) days of the achievement of the specified Milestone Event. All milestone payments made by BMS to Tranzyme hereunder shall be noncreditable and nonrefundable.

Milestone Event	Milestone Payment
Selection of an ECN by BMS	[***]
Initiation of Phase 1 Study	[***]
Initiation of Phase 2 Study	[***]
Initiation of Phase 3 Study	[***]
NDA Acceptance in the US	[***]
NDA Approval in the US	[***]
Acceptance of MAA in Europe	[***]
Receipt of MAA in Europe	[***]
Marketing Approval in Japan	[***]

  If the first compound achieves any of the above Milestone Payments before a prior milestone has been achieved, then in respect to such first compound, such prior unachieved milestones will be deemed to have been achieved and BMS will pay to Tranzyme any previously unpaid milestones at the same time as the most recent milestone payment is due. The above Milestone Payments shall be due and payable one time for the first compound, on a Collaboration Target-by-Collaboration Target basis, to achieve such milestone, and for clarity milestone payments shall be due or payable for a back-up or subsequent compound in accordance with the chart above beginning with achievement of the first milestone that had not been previously paid for the prior compound(s) that was discontinued, and then only for previously unpaid milestones. Receipt of MAA in Europe shall be deemed achieved upon receiving regulatory and pricing approval, if necessary, in three (3) of the Major Market EU Countries. In the context of the above table, "M" means million dollars, e.g., $7M would mean seven million dollars ($7,000,000).

          (b)    Sales Milestone.    BMS shall pay to Tranzyme a one-time sales milestone of [***] when annual Net Sales for the first Licensed Product against each Collaboration Target exceed [***] as further described below. This sales milestone would be due ninety (90) days after the end of the first calendar year in which the annual Net Sales exceed the above threshold.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

        6.4    Royalties.

          (a)    Royalties and Rates.    Subject to the rest of this Section 6.4, BMS shall pay to Tranzyme royalties based on the total worldwide annual Net Sales of each Licensed Product in a given calendar year at the following royalty rates:

Annual Worldwide Net Sales of Applicable Licensed Product	Royalty Rate
Up to and including [***]	[***]
Greater than [***] up to and including [***]	[***]
Greater than [***]	[***]

  By way of example, in a given calendar year, if the aggregate annual worldwide Net Sales for a Licensed Product is $1,250,000,000, the following royalty payment would be payable for those Net Sales under this Section 6.4(a): [***].

          (b)    Royalty Term.    Royalties under Section 6.4(a) shall be payable by BMS to Tranzyme on a Licensed Product-by-Licensed Product and country-by-country basis until the later of (such period, the "Royalty Term"):

              (i)  the expiration of the last to expire Valid Claim within any BMS Royalty-Bearing Patents (as defined below) Covering such Licensed Product in such country;

             (ii)  ten (10) years from the First Commercial Sale of such Licensed Product in such country; or

            (iii)  the expiration of all Regulatory Exclusivity (as defined below) covering the Licensed Product in such country.

  For purposes of this Agreement, "BMS Royalty-Bearing Patents" shall mean all Patents owned (in whole or in part), in-licensed or otherwise controlled by Tranzyme, BMS or any of its Affiliates or Sublicensees, for which BMS or any of its Affiliates or Sublicensees has any right to enforce applicable to the Licensed Product in question (whether or not a sole or joint enforcement right or one contingent on the activities of other(s)) and where such Patent Covers the composition of matter of the applicable Collaboration Lead included in such Licensed Product. "Regulatory Exclusivity" means market exclusivity granted by a Regulatory Authority designed to prevent the entry of Generic Product onto the market, including new chemical entity exclusivity, new use or indication exclusivity, orphan drug exclusivity and pediatric exclusivity.

          (c)   Tranzyme shall bear all Third Party royalties owed with respect to any license or acquisition of any Patent of a Third Party that is necessary to practice the Tranzyme Core Technology licensed by Tranzyme to BMS hereunder for the Development or Commercialization of a Licensed Product. As between the Parties, Tranzyme shall have the right to obtain a license to any such Patent and Tranzyme shall ensure that it has the right to sublicense such Patent to BMS as described herein. Subject to Section 6.4(d), BMS shall solely bear all other royalties, payments or damages owed on Patents and other intellectual property in connection with the Development and Commercialization of a Licensed Product; provided that each Party shall bear all Third Party royalties (or damages) arising from any infringing activities by such Party prior to the Effective Date.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

          (d)   BMS may deduct, on a Licensed Product-by-Licensed Product and country-by-country basis, from the royalties it would otherwise owe to Tranzyme pursuant to this Section 6.4 for a particular Licensed Product, an amount equal to [***] of all royalties payable to Third Parties in consideration for rights claiming the composition of matter of a Collaboration Lead included in such Licensed Product and that are necessary or reasonably useful for the manufacture, use or sale of such Licensed Product, up to a maximum reduction in the royalty rate of [***] of the royalty rates specified in the table in Section 6.4(a) (so that the minimum royalty rates would be [***] respectively).

          (e)   During the applicable Royalty Term for a particular Licensed Product in a particular country, when royalties are payable to Tranzyme on the basis of Section 6.4(b)(ii) but not on the basis of Section 6.4(b)(i) and Section 6.4(b)(iii), if any Third Parties are: (i) selling a Generic Product in any given country in any year; (ii) such sales of such Generic Product(s) in such country for such year are, in the aggregate (based upon the number of equivalent units sold) greater than or equal to [***] but less than [***] of the total equivalent units sold of the Licensed Product in such country, then the royalty rates specified in the table in Section 6.4(a) shall be reduced by [***] (so that the royalty rates would be [***] respectively); and (iii) such sales of such Generic Product(s) in such country for such year are, in the aggregate (based upon the number of equivalent units sold) greater than or equal to [***] of the total equivalent units sold of Licensed Product in such country, then the royalty rates specified in the table in Section 6.4(a) shall be reduced by [***] (so that the royalty rates would be [***] respectively).

          (f)    If Tranzyme in-licenses any Patent or Know-How after the Effective Date that would be included in the Tranzyme Know-How or Tranzyme Patents that would require that Tranzyme to pay a royalty or other consideration to a Third Party in connection with the Development or Commercialization of a Licensed Product (an "Additional License"), then, to the extent that Tranzyme has the right to grant BMS a sublicense under such Additional License, Tranzyme shall disclose the substantive terms of such Additional License to BMS, and such Additional License shall be deemed to be licensed hereunder and included within the definition of Tranzyme Know-How or Tranzyme Patents only if BMS provides Tranzyme, within sixty (60) days after receipt of such substantive terms, with a written notice in which (i) BMS consents to abiding by the terms of such Additional License and (ii) BMS agrees that its financial obligations under such Additional License shall be to assume all payments under such Additional License to the extent arising from BMS's Development or Commercialization of Licensed Products under this Agreement. With respect to any Additional License obtained by Tranzyme after the Effective Date, Tranzyme shall either (x) use Commercially Reasonable Efforts to obtain the right to grant BMS a sublicense thereunder or (y) not enter into any agreement that would prevent BMS from obtaining such Additional License directly from such Third Party, and absent the ability to grant a sublicense to BMS such license will not be an Additional License hereunder.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

          (g)    Additional Royalty Provisions.    The royalties payable under Section 6.4 shall be subject to the following:

              (i)  only one royalty shall be payable hereunder with respect to each Licensed Product;

             (ii)  royalties when owed or paid hereunder shall be non-refundable and non-creditable and not subject to set-off;

            (iii)  the maximum reduction in the royalty rates specified in the table in Section 6.4(a) shall be [***], even when multiple royalty reductions apply (such as Section 6.4(d) and 6.4(e) together), so that the minimum royalty rates would be [***] respectively; and

            (iv)  if a particular Licensed Product is sold or distributed in one country with the intention of the selling or distributing entity for use in one or more other countries, the countries of intended use shall be treated as the countries of sale for purposes of Section 6.4(b)(ii). The Parties agree that the good faith estimate of such intended use by the selling entity shall be binding for such purposes, and that the Royalty Term shall be based on a country-by-country basis for each country of intended use.

        6.5    Payment Terms.

          (a)    Manner of Payment.    All payments to be made by BMS hereunder shall be made in U.S. dollars by wire transfer to such bank account as Tranzyme may designate.

          (b)    Reports and Royalty Payments.    For as long as royalties or other payments are due under this Article 6, BMS shall furnish to Tranzyme a written report, within seventy five (75) days after the end of each calendar quarter, showing the amount of Net Sales of Licensed Product and royalty due. Royalty and other payments for each calendar quarter shall be due at the same time as such written report for the calendar quarter. The report shall include, at a minimum, the following information for the applicable calendar quarter, each listed by Licensed Product, and by country of sale or intended use: (i) the calculation of Net Sales; and (ii) royalties, Milestone Payments, and other payments owed to Tranzyme or already paid during such calendar quarter, listed by category.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

          (c)    Records and Audits.    BMS shall keep, and shall cause each of its Affiliates and Sublicensees, as applicable, to keep adequate books and records of accounting for the purpose of calculating all royalties and other amounts payable to Tranzyme hereunder and ensuring BMS's compliance hereunder. For the three (3) years following the end of the calendar year to which each shall pertain, such books and records of accounting (including those of BMS's Affiliates and Sublicensees, as applicable) shall be kept at each of their principal place of business and shall be open for inspection and copying at reasonable times and upon reasonable notice by an independent certified accountant selected by Tranzyme, and which is reasonably acceptable to BMS, for inspecting the royalties and other amounts due to Tranzyme under this Agreement. In no event shall such inspections be conducted hereunder more frequently than once every two (2) years. Such accountant shall have executed and delivered to BMS and its Affiliates and Sublicensees, as applicable, a customary confidentiality agreement as reasonably requested by BMS. The results of such inspection, if any, may be shared by the accountant with BMS and Tranzyme at either Party's request, and shall be binding on both Parties. Any underpayments shall be paid by BMS within thirty (30) days of notification of the results of such inspection, plus interest (as set forth in Section 6.5(g)). Any overpayments shall be fully creditable against amounts payable in subsequent payment periods but otherwise shall not be reimbursed by Tranzyme. Tranzyme shall pay for any such inspections, except that in the event there is any upward adjustment in aggregate royalties or other amounts payable for any calendar year shown by such inspection of more than five percent (5%) of the amount paid, BMS shall reimburse Tranzyme for the full costs of such accountant or related to such inspection.

          (d)    Currency Exchange.    With respect to Net Sales invoiced in a currency other than U.S. dollars, the Net Sales shall be converted to U.S. Dollars using the rate that BMS uses for its own corporate consolidation purposes for the calendar quarter for which the payment is made consistently applied to its other products in accordance with GAAP. Upon request by Tranzyme, BMS shall provide Tranzyme with the applicable exchange rate used by BMS with respect to any royalty period.

          (e)    Taxes.    BMS may withhold from payments due to Tranzyme amounts for payment of any withholding tax that is required by law to be paid to any taxing authority with respect to such payments. BMS shall provide Tranzyme all relevant documents and correspondence, including an official tax certificate, and shall also provide to Tranzyme any other cooperation or assistance on a reasonable basis as may be necessary to enable Tranzyme to claim exemption from such withholding taxes and to receive a refund of such withholding tax or claim a foreign tax credit. BMS shall give proper evidence from time to time as to the payment of any such tax. The Parties shall cooperate with each other in seeking deductions under any double taxation or other similar treaty or agreement from time to time in force. Apart from any such permitted withholding and those deductions included in the definition of Net Sales, the amounts payable by BMS to Tranzyme hereunder shall not be reduced on account of any taxes, charges, duties or other levies.

          (f)    Blocked Payments.    In the event that, by reason of applicable law in any country, it becomes impossible or illegal for BMS (or any of its Affiliates or Sublicensees) to transfer, or have transferred on its behalf, payments owed Tranzyme hereunder, BMS shall promptly notify Tranzyme of the conditions preventing such transfer and such payments shall be deposited in local currency in the relevant country to the credit of Tranzyme in a recognized banking institution designated by Tranzyme or, if none is designated by Tranzyme within a period of thirty (30) days, in a recognized banking institution selected by BMS or its Affiliate or Sublicensee, as the case may be, and identified in a written notice given to Tranzyme.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

          (g)    Interest Due.    BMS shall pay Tranzyme interest on any payments that are not paid on or before the date such payments are due under this Agreement at a rate of [***] per month or the maximum applicable legal rate, if less, calculated on the total number of days payment is delinquent.

7.     Research Program Intellectual Property.

        7.1    Disclosure of Research Program Know-How.    Each Party shall promptly (and at least on a calendar quarterly basis) use reasonable and good faith efforts to disclose to the other Party any Research Program Know-How (along with existing documentation thereof) created, conceived or reduced to practice by or on behalf of such Party.

        7.2    Ownership and Inventorship.

          (a)    Subject Patents.    Subject to the terms and conditions of this Agreement and effective upon BMS designating a compound as a Collaboration Lead, Tranzyme, for itself and on behalf of its Affiliates, and employees, subcontractors, consultants and agents of any of the foregoing, agrees to assign and hereby does assign (effective upon such designation), all right title and interest in and to any Subject Patent to BMS. Tranzyme shall cooperate, and shall cause the foregoing persons and entities to cooperate, with BMS to effectuate and perfect the foregoing ownership, including by promptly executing and recording assignments and other documents consistent with such ownership at BMS's expense.

          (b)    Sole and Joint Research Program IP.

              (i)  Except for any Subject Patents which are addressed elsewhere in this Article 7, ownership of any Research Program Know-How, and Patents arising therefrom, created, conceived or reduced to practice solely by or on behalf of a Party shall be solely owned by such Party (referred to herein along with all Patents arising therefrom, as "Sole Research Program IP" for each Party), and if created, conceived or reduced to practice jointly by or on behalf of both of the Parties shall be jointly owned by the Parties (referred to herein along with all Patent Rights arising therefrom, as "Joint Research Program IP").

             (ii)  Each Party shall have an undivided one-half (1/2) interest in and to Joint Research Program IP. Each Party shall exercise its ownership rights in and to such Joint Research Program IP, including the right to license and sublicense or otherwise to exploit, transfer or encumber its ownership interest, without an accounting or obligation to, or consent required from, the other Party, but subject to the licenses hereunder and the other terms and conditions of this Agreement (including the licenses granted pursuant to Article 5); provided that BMS agrees not to practice any such Joint Research Program IP for any Collaboration Target using Collaboration Compounds except pursuant to this Agreement with Tranzyme. At the reasonable written request of a Party, the other Party shall in writing grant such consents and confirm that no such accounting is required to effect the foregoing regarding Joint Research Program IP. Each Party, for itself and on behalf of its Affiliates, licensees and sublicenses, and employees, subcontractors, consultants and agents of any of the foregoing, agrees to assign and hereby assigns, to the other Party a joint and undivided interest in and to all Joint Research Program IP.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

            (iii)  Subject to the licenses hereunder (including the licenses granted pursuant to Article 5) and the other terms and conditions of this Agreement:

              (A)  Each Party shall be solely responsible for the Prosecution and Maintenance, and the enforcement and defense, of any Patents within its Sole Research Program IP or otherwise assigned to a Party hereunder, and the other Party shall have no rights with respect thereto; and

              (B)  The Prosecution and Maintenance, and the enforcement and defense, of any Patents within Joint Research Program IP shall be jointly managed by the Parties on mutually agreeable terms to be entered into by the Parties at the time any such Patents are first filed, and all recoveries and out-of-pocket costs and expenses arising from those activities, absent further agreement, shall be shared equally by the Parties in countries in which Tranzyme would customarily seek patent protection (provided that sufficient advance written notice of any such costs or expenses is given to the Party not incurring same) and in any other country, BMS shall bear such costs. Such terms to be negotiated shall include the right of a Party to opt-out of the Prosecution and Maintenance of such Patents and retain a non-exclusive right under such Patent for such Party's internal research use.

          (c)    Joint Research Agreement.    This Agreement shall be understood to be a joint research agreement in accordance with 35 U.S.C. § 103(c)(3) to Develop and Commercialize Licensed Products, provided that neither Party shall be required by this reference to have any Patent take advantage of or become subject to such § 103(c)(3) except in accordance with the provisions of this Article 8 regarding Prosecution and Maintenance of such Patent.

          (d)    Inventorship.    Inventorship determination for all Patents worldwide arising from any Research Program Know-How and thus the ownership thereof shall be made in accordance with applicable United States patent laws.

8.     Patent Prosecution and Maintenance.

        8.1    Guiding Principles.    In general, if a Tranzyme Patent or a Patent Controlled by BMS provides support to claim a Collaboration Lead (once selected), or Licensed Product, then the Parties would endeavor to file a separate Patent application (or separate divisional Patent application, for cases already filed), claiming only the applicable Collaboration Lead(s) or Licensed Product(s) as a composition of matter or its method of use or method of manufacture. The patent counsel for each Party shall cooperate in good faith to file Patent applications in accordance with these principles and make such decisions jointly, such decisions not to be unreasonably withheld.

        8.2    Certain Tranzyme Patents.    The following provisions of this Section 8.2 shall apply to each Exclusive Patent. In addition, Tranzyme may elect by written notice to BMS to have any Patent within Joint Research Program IP licensed to Tranzyme under Section 5.4(b) treated as a "Exclusive Patent" hereunder. Other than for Exclusive Patents hereunder, all Tranzyme Patents shall be referred to herein as "Other Patents." Tranzyme shall use reasonable efforts to file separate Patents on compounds Covering Collaboration Leads from any compounds licensed by Tranzyme to Third Parties.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

          (a)    Tranzyme Responsible.    Tranzyme shall have the sole right and discretion to Prosecute and Maintain throughout the world the Exclusive Patents, and BMS shall have no rights with respect thereto other than as expressly provided in Sections 8.2(b), 8.2(c) and 8.2(e).

          (b)    BMS Involvement in Prosecution and Maintenance.

              (i)  Tranzyme shall have the sole right in its discretion, and the responsibility for, the Prosecution and Maintenance of the Exclusive Patents. Tranzyme shall regularly provide BMS with copies of all Exclusive Patent applications, and all other material submissions and correspondence with any patent authorities regarding Exclusive Patents, in sufficient time to allow for review and comment by BMS. In addition, the Parties and their counsel shall consult with one another on a regular basis regarding Prosecution and Maintenance of any Exclusive Patent, and Tranzyme shall take into account BMS's reasonable comments in directing the Prosecution and Maintenance of Exclusive Patents as applicable to the Collaboration Lead or Licensed Product. In the event of any disagreement between the Parties regarding any such Prosecution and Maintenance, BMS shall have the right to determine the Prosecution and Maintenance of any claims in the Exclusive Patents covering the composition of matter or use of the Collaboration Leads or Licensed Products, and in all other cases Tranzyme shall have the right to determine the Prosecution and Maintenance of such Exclusive Patents.

             (ii)  Patent Costs. BMS shall reimburse Tranzyme a percentage of Patents Costs incurred by Tranzyme for each Exclusive Patent (on a Exclusive Patent-by-Exclusive Patent and country-by-country basis) equal to: one hundred divided by the sum of Tranzyme, BMS, plus all Third Party licensees of Tranzyme holding an exclusive license to the Exclusive Patents expressed as a percentage (for example, if there is one (1) Third Party licensee of the Exclusive Patent, BMS would reimburse Tranzyme an amount equal to 33.3% of such Patent Costs (100/(1+1+1))), provided Tranzyme shall not be required to bear any portion of the costs for countries in which Tranzyme would not normally seek patent protection.

          (c)    Election Not to Prosecute or Maintain or Pay Patent Costs.

              (i)  If Tranzyme elects to cease the Prosecution or Maintenance of the last pending member of any family of Exclusive Patents in a country Covering the composition of matter or use of a Collaboration Lead or Licensed Product, then Tranzyme shall so notify BMS, promptly in writing and in sufficient time to enable BMS to meet any deadlines by which an action must be taken to preserve such Exclusive Patent in such country. Upon receipt of each such notice by Tranzyme or if, at any time, Tranzyme fails to initiate any such action within ninety (90) days after a request by BMS that it do so (or within such shorter time as may be required to prevent the forfeiture of rights), BMS shall have the right, but not the obligation, to notify Tranzyme in writing that BMS will assume and continue the Prosecution or Maintenance of such Exclusive Patent covering the composition of matter or use of a Collaboration Lead or Licensed Product.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

             (ii)  If BMS elects not to pay BMS's share of the Patent Costs associated with Prosecution or Maintenance of any Exclusive Patent, then in each such case BMS shall so notify Tranzyme and on the ninetieth (90th) day after Tranzyme's receipt of such notice such Exclusive Patent shall no longer be licensed to BMS hereunder and shall not longer be treated as an "Exclusive Patent" hereunder. BMS shall be required to reimburse Tranzyme for Patent Costs for such Exclusive Patent incurred by Tranzyme through such ninetieth (90th) day, but not thereafter.

          (d)    Third Party Rights.    To the extent that a Third Party licensor of Tranzyme has retained any right to Prosecute or Maintain any Exclusive Patents or otherwise be involved in such activities, Tranzyme shall use commercially reasonable efforts to cause such Third Party licensor to take the actions specified by this Section 8.2 in a manner consistent with the agreement(s) by which such Third Party retains such rights, but Tranzyme shall not be deemed to be in breach of its obligations under this Section 8.2 if, after using such commercially reasonable efforts, it is unable to comply with such obligations because of actions taken or not taken by such Third Party licensor.

          (e)    Patent Term Extensions and Filings for Regulatory Exclusivity Periods.

              (i)  BMS shall have the right, at its costs and expense, subject to consultation with Tranzyme, to pursue any patent term restoration or supplemental protection certificates or their equivalent for the Exclusive Patents. In the event that any election with respect to patent term restoration or supplemental protection certificates or their equivalent for any Exclusive Patent is available based on a Licensed Product, as between the Parties, BMS as the licensee thereof shall have the right to decide whether or not to make any such election.

             (ii)  With respect to any Patent listings required for any Regulatory Exclusivity Periods for Licensed Products, the Parties shall mutually agree on which Tranzyme Patents to list, provided that (A) BMS shall have the sole right with regards to Exclusive Patents, and (B) BMS shall not be required to list any Patents which, in its sole discretion, it deems to be contrary to Applicable Law (including any applicable consent order or decree to which BMS, its Affiliates or Sublicensee is subject).

        8.3    Other Patents.    Tranzyme shall have the sole right, and sole responsibility for all Patent Costs incurred by Tranzyme, to Prosecute and Maintain all Other Patents, and BMS shall have no rights with respect thereto. BMS shall have the sole right, and sole responsibility for all Patent Costs incurred by BMS, to Prosecute and Maintain all Patents within BMS Technology, and Tranzyme shall have no rights with respect thereto.

        8.4    Subject Patents.

          (a)    BMS Responsible.    BMS shall have the sole right to prepare, file, Prosecute and Maintain Subject Patents (once a Patent becomes a Subject Patent) throughout the world, at BMS's cost and expense. BMS shall have the right to broaden the scope of the claims in the Subject Patents as supported by the disclosures. BMS shall provide Tranzyme reasonable opportunity to review and comment on such prosecution efforts regarding such Subject Patents. BMS shall provide Tranzyme with a copy of material communications from any patent authority regarding such Subject Patents, and shall provide drafts of any material filings or responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses for Tranzyme's review and comment. BMS shall consider such reasonable comments by Tranzyme in connection with the prosecution of Subject Patents, and shall implement as appropriate such comments by Tranzyme with respect to Subject Patents.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

          (b)    Election Not To Prosecute or Maintain Subject Patents.    If BMS decides to cease the Prosecution or Maintenance of the last pending member of any family of Subject Patents in a country, it shall notify Tranzyme in writing sufficiently in advance so that the Parties may discuss in good faith Tranzyme assuming the responsibility for the prosecution or maintenance of such Subject Patents, at Tranzyme's sole expense; provided that if Tranzyme does assume Prosecution and Maintenance of any such Subject Patents, BMS shall assign such Subject Patent to Tranzyme and such Patents will thereafter be treated as Exclusive Patents hereunder (except for cost sharing).

        8.5    Cooperation.    Each Party shall reasonably cooperate with the other Party in the Prosecution and Maintenance of the Exclusive Patents, Other Patents and Patents within each Party's Sole Research Program IP and within Joint Research Program IP. Such cooperation includes promptly executing all documents, or requiring inventors, subcontractors, employees and consultants and agents of BMS and its Affiliates and Sublicensees to execute all documents, as reasonable and appropriate so as to enable the Prosecution and Maintenance of any such Patents in any country.

        8.6    Patent Marking.    BMS shall mark, and shall cause its Affiliates and Sublicensees to mark, Licensed Products with all Tranzyme Patents in accordance with Applicable Law. Tranzyme shall mark, and shall cause its Affiliates and sublicensees to mark, all products with all Patents licensed by BMS to Tranzyme hereunder in accordance with Applicable Law. Each Party's marking obligations under this Section 8.6 shall continue for as long as such Party is licensed by the other Party to one or more Patents or otherwise required by Applicable Law.

9.     Patent Enforcement and Defense.

        9.1    Notice.    Each Party shall promptly notify, in writing, the other Party upon learning of any actual or suspected infringement of any Exclusive Patents or Subject Patents by a non-Affiliated Third Party, or of any claim of invalidity, unenforceability, or non-infringement of any Exclusive Patents or Subject Patents, and shall, along with such notice, supply the other Party with any evidence in its Control pertaining thereto. For purposes of this Agreement, "Competitive Infringement" shall mean the commercial making, using or selling of a pharmaceutical that is reasonably expected to reduce the sales of any Licensed Product in the country where such pharmaceutical is sold.

        9.2    Enforcement and Defense.

          (a)    Exclusive Patents, and Competitive Infringement.

              (i)  As between the Parties, BMS shall have the first right, but not the obligation, to seek to abate any actual or suspected Competitive Infringement of the Exclusive Patents by a non-Affiliated Third Party, or to file suit against any such Third Party for such Competitive Infringement. If BMS does not take steps to abate the actual or suspected Competitive Infringement, or file suit to enforce the Exclusive Patents against such Third Party with respect to such Competitive Infringement, within a commercially reasonably time (and in all events within the applicable Hatch-Waxman Time Period, as defined below), Tranzyme shall have the right (but not the obligation) to take action to enforce the Exclusive Patents against such Third Party for such Competitive Infringement. The controlling Party shall pay all its Patent Costs incurred for such enforcement.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

             (ii)  Neither Party shall exercise any of its enforcement rights under this Section 9.2(a) without first consulting with the other Party, provided that this consultation requirement shall not limit each Party's rights under this Section 9.2(a).

            (iii)  For purposes of this Agreement, "Hatch-Waxman Time Period" shall mean the applicable period of time during which a patent holder or licensee has the right to file an infringement suit to maintain certain rights and privileges upon receipt of Paragraph IV Patent Certification by a Third Party filing an Abbreviated New Drug Application or an application under §505(b)(2) of the United States Food, Drug, and Cosmetic Act, as amended or any replacement thereof or any other similar Patent certification by a Third Party, or any foreign equivalent thereof.

          (b)    Defense.

              (i)  As between the Parties, Tranzyme shall have the first right, but not the obligation, to defend against a declaratory judgment action or other action challenging any Exclusive Patents, other than with respect to (i) any interferences, oppositions, reissues or reexaminations, which are addressed in Article 8, (ii) any counter-claims in any enforcement action brought by BMS pursuant to Section 9.2(a), or (iii) any action by a non-Affiliated Third Party in response to an enforcement action brought by BMS alleging infringement of any Exclusive Patents, which defense for the foregoing clause (ii) and this clause (iii) shall be controlled by BMS. BMS shall reimburse Tranzyme within thirty (30) days of BMS's receipt of Tranzyme's invoice for Patent Costs incurred by Tranzyme for any such defense. If Tranzyme does not take steps to defend within a commercially reasonably time, BMS shall have the right (but not the obligation) to defend any Exclusive Patent.

          (c)    Withdrawal, Cooperation and Participation.    With respect to any infringement or defensive action identified above in this Section 9.2:

              (i)  If the controlling Party ceases to pursue or withdraws from such action, it shall notify the other Party and such other Party may substitute itself for the withdrawing Party and proceed under the terms and conditions of this Section 9.2.

             (ii)  The non-controlling Party shall cooperate with the Party controlling any such action (as may be reasonably requested by the controlling Party), including (i) providing access to relevant documents and other evidence, (ii) making its and its Affiliates and sublicensees and licensees and all of their respective employees, subcontractors, consultants and agents available at reasonable business hours and for reasonable periods of time, but only to the extent relevant to such action, and (iii) if necessary, by being joined as a party, subject for this clause (iii) to the controlling Party agreeing to indemnify such non-controlling Party for its involvement as a named party in such action and paying those Patent Costs incurred by such Party in connection with such joinder. The Party controlling any such action shall keep the other Party updated with respect to any such action, including providing copies of all documents received or filed in connection with any such action.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

            (iii)  Each Party shall have the right to participate or otherwise be involved in any such action controlled by the other Party, in each case at the participating Party's sole cost and expense. If a Party elects to so participate or be involved, the controlling Party shall provide the participating Party and its counsel with an opportunity to consult with the controlling Party and its counsel regarding the prosecution of such action (including reviewing the contents of any correspondence, legal papers or other documents related thereto), and the controlling Party shall take into account reasonable requests of the participating Party regarding such enforcement or defense.

          (d)    Settlement.    Neither Party may settle or consent to an adverse judgment in any action described in this Section 9.2, including any judgment which affects the scope, validity or enforcement of any Exclusive Patents involved therewith, without the prior written consent of the other Party (such consent not to be unreasonably withheld).

          (e)    Damages.    Unless otherwise agreed by the Parties, all monies recovered upon the final judgment or settlement of any action described in Section 9.2(a), or any action described in Section 9.2(b), shall be used: (i) first, to reimburse each of the Parties, and any other Third Party licensees of Tranzyme, on a pro rata basis for each of their out-of-pocket costs and expenses relating to the action; and (ii) second, to the Parties in accordance with their relative economic interests.

        9.3    Solely Owned Patents.    Tranzyme shall have the sole right, and sole responsibility for all Patent Costs incurred by Tranzyme, to enforce and defend all Other Patents, and BMS shall have no rights with respect thereto. BMS shall have the sole right, and sole responsibility for all Patent Costs incurred by BMS, to enforce and defend all Subject Patents and Patents within BMS Technology, and Tranzyme shall have no rights with respect thereto; provided that, with regards to the Subject Patents, with BMS's consent, Tranzyme will have a backup right to enforce and defend the Subject Patents in the same manner as described in Section 9.2 for Exclusive Patents.

        9.4    Third Party BMS and Licensor Rights.    To the extent that a Third Party licensor has retained any right to enforce or otherwise be involved in the activities specified in this Article 9 for any Exclusive Patents, Tranzyme shall cause such Third Party licensor to take the actions specified by this Article 9 in a manner consistent with the agreement(s) by which such Third Party retains such rights, but Tranzyme shall not be deemed to be in breach of its obligations under this Article 9 if, after using such commercially reasonable efforts, it is unable to comply with such obligations because of actions taken or not taken by such Third Party licensor.

10.   Confidentiality.

        10.1    Confidential Information.

          (a)    Confidential Information.    Each Party ("Disclosing Party") may disclose to the other Party ("Receiving Party"), and Receiving Party may acquire during the course and conduct of activities under the Agreement, certain proprietary or confidential information of Disclosing Party in connection with this Agreement. The term "Confidential Information" shall mean (i) all Materials and (ii) all ideas and information of any kind, whether in written, oral, graphical, machine-readable or other form, whether or not marked as confidential or proprietary, which are transferred, disclosed or made available by Disclosing Party or at the request of Receiving Party, including any of the foregoing of Third Parties. Without limiting the foregoing, Tranzyme Core Technology and Tranzyme Know-How shall be considered Confidential Information of Tranzyme, and BMS Technology and the identity of Collaboration Leads, and the Collaboration Targets shall be considered Confidential Information of BMS.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

          (b)    Restrictions.    During the Term and for ten (10) years thereafter, Receiving Party shall keep all Disclosing Party's Confidential Information in confidence with the same degree of care with which Receiving Party holds its own confidential information. Receiving Party shall not use Disclosing Party's Confidential Information except for in connection with the performance of its obligations and exercise of its rights under this Agreement. Receiving Party has the right to disclose Disclosing Party's Confidential Information without Disclosing Party's prior written consent, to the extent and only to the extent reasonably necessary, to Receiving Party's Affiliates and their employees, subcontractors, consultants or agents who have a need to know such Confidential Information in order to perform its obligations and exercise its rights under this Agreement and who are required to comply with the restrictions on use and disclosure in this Section 10.1(b). Receiving Party shall use diligent efforts to cause those entities and persons to comply with the restrictions on use and disclosure in this Section 10.1(b). Receiving Party assumes responsibility for those entities and persons maintaining Disclosing Party's Confidential Information in confidence and using same only for the purposes described herein.

          (c)    Exceptions.    Receiving Party's obligation of nondisclosure and the limitations upon the right to use the Disclosing Party's Confidential Information shall not apply to the extent that Receiving Party can demonstrate that the Disclosing Party's Confidential Information: (i) was known to Receiving Party or any of its Affiliates, without obligation to keep it confidential, prior to the time of disclosure; (ii) is or becomes public knowledge through no fault or omission of Receiving Party or any of its Affiliates; (iii) is obtained by Receiving Party or any of its Affiliates from a Third Party lawfully in possession thereof and under no obligation of confidentiality to Disclosing Party; or (iv) has been independently developed by employees, subcontractors, consultants or agents of Receiving Party or any of its Affiliates without the aid, application or use of Disclosing Party's Confidential Information, as evidenced by contemporaneous written records.

          (d)    Permitted Disclosures.    Receiving Party may disclose Disclosing Party's Confidential Information to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:

              (i)  in order to comply with Applicable Law (including any securities law or regulation or the rules of a securities exchange) or with a legal or administrative proceeding;

             (ii)  in connection with prosecuting or defending litigation, Regulatory Approvals and other regulatory filings and communications, and filing, prosecuting and enforcing Patents in connection with Receiving Party's rights and obligations pursuant to this Agreement; and

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

            (iii)  in connection with exercising its rights hereunder, to (A) its Affiliates; (B) potential and future collaborators (including sublicensees (where BMS is the Receiving Party) and Third Party licensees and sublicensees and in connection with Tranzyme activities (where Tranzyme is the Receiving Party)); (C) permitted actual or potential acquirers or assignees; and (D) investment bankers, investors and lenders, and in all of the above cases (other than clause (A)) subject to redaction of the Research Plan, and/or the structures of any compounds (including Collaboration Lead), and also for clause (B) subject to redaction of the identity of the Collaboration Targets, and the financial terms of this Agreement; provided that (1) with respect to Sections 10.1(d)(i) or 10.1(d)(ii), where reasonably possible, Receiving Party shall notify Disclosing Party of Receiving Party's intent to make any disclosure pursuant thereto sufficiently prior to making such disclosure so as to allow Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed, and (2) with respect to Section 10.1(d)(iii), each of those named people and entities are required to comply with the restrictions on use and disclosure in Section 10.1(b) (other than investment bankers, investors and lenders, which must be bound prior to disclosure by commercially reasonable obligations of confidentiality). With respect to disclosure of the Collaboration Targets to a potential acquirer or assignee, Tranzyme agrees to disclose the Collaboration Targets only at such time as the definitive acquisition document is in bona fide negotiation and Tranzyme is reasonably confident that such acquisition or assignment is more than likely to occur and not before such time.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

        10.2    Publications.    Notwithstanding any matter set forth in this Agreement to the contrary, either Party may propose publication of the results of its activities within the Research Program following scientific review by the JSC (if in existence) and subsequent approval by Tranzyme's and BMS's management, which approval shall not be unreasonably withheld. After receipt of the proposed publication by both BMS's and Tranzyme's management's written approval or disapproval shall be provided within thirty (30) days. Both Parties understand that a reasonable commercial strategy may require delay of publication of information (including chemical structures) or filing of patent applications, therefore the Parties agree to review and consider delay of publication and filing of patent applications under certain circumstances. If the Parties are unable to agree on whether to publish or disclose the same, the matter shall be referred to the JSC for resolution. Once publications have been reviewed by each Party and have been approved for publication, the same publications do not have to be provided again to the other Party for review for a later submission for publication. Expedited reviews for abstracts or poster presentations may be arranged if mutually agreeable to the Parties. Each Party also shall have the right to require that its Confidential Information that would be disclosed in any such proposed publication be deleted prior to such publication. Each Party shall acknowledge the other Party's contributions in any such publication unless otherwise instructed by such other Party.

        10.3    Terms of this Agreement; Publicity.

          (a)    Restrictions.    The Parties agree that the terms of this Agreement shall be treated as Confidential Information of both Parties, and thus may be disclosed only as permitted by Section 10.1(d). Except as required by law, each Party agrees not to issue any press release or public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of the other Party, except as permitted by Section 10.3(b).

          (b)    Tranzyme Press Releases.    The Parties agree that Tranzyme may issue a press release promptly following the Effective Date in a to be agreed upon form, a draft of which is attached hereto Exhibit 10.3(b). In addition, Tranzyme shall have the right to issue a press release disclosing publicly the achievement of Milestone Events and payment of applicable Milestone Payments (but not the amounts of such payments or the identity of any Collaboration Target or compound). In the event Tranzyme desires to issue a press release or other public statement disclosing such information, Tranzyme shall provide BMS with a copy of the proposed press release or public statement (the "Release"). BMS shall have fifteen (15) days to provide any comments on such Release, and if BMS fails to provide any comments during such 15-day period, BMS shall be deemed to have consented to the issuance of such Release. If BMS provides any comments, the Parties shall consult on such Release and work in good faith to prepare a mutually acceptable Release. Tranzyme or BMS may subsequently publicly disclose any information previously contained in any approved release.

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        10.4    Relationship to the Confidentiality Agreement.    This Agreement supersedes that certain Mutual Confidential Disclosure Agreement between the Parties dated July 24, 2009 (the "Confidentiality Agreement"); provided that all "Confidential Information" disclosed or received by the Parties thereunder shall be deemed "Confidential Information" hereunder and shall be subject to the terms and conditions of this Agreement.

11.   Warranties; Limitations of Liability; Indemnification.

        11.1    Representations, Warranties and Covenants.

          (a)   Each Party hereby represents, warrants and covenants (as applicable) to the other Party as of the Effective Date that: (i) it has the legal right and power to enter into this Agreement, to extend the rights and licenses granted or to be granted to the other in this Agreement, and to fully perform its obligations hereunder, (ii) its execution, delivery and performance of this Agreement shall not conflict in any material fashion with the terms of any other agreement or instrument to which it is or becomes a party or by which it is or becomes bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it, and (iii) in the course of the Development of Licensed Products, such Party has not used prior to the Effective Date and shall not use, during the Term, any employee, agent or independent contractor who has been debarred by any Regulatory Authority, or, to the best of such Party's knowledge, is the subject of debarment proceedings by a Regulatory Authority.

          (b)   Tranzyme (i) represents and warrants to BMS as of the Effective Date that it has not granted as of the Effective Date, and covenants that it shall not grant after the Effective Date and during the Term, any right, license or interest in or to, or an option to acquire any of the foregoing with respect to, the Patents and Know-How licensed to BMS hereunder that would be in conflict with the rights or licenses granted to BMS under this Agreement; (ii) covenants that any assignment or other transfer of any Tranzyme Core Technology, Tranzyme Patent or Tranzyme Know-How licensed to BMS hereunder shall not prevent BMS from exercising in any material respect the licenses granted to BMS hereunder, and (iii) represents as of the Effective Date that Tranzyme is not aware that the practice of any Tranzyme Core Technology as contemplated in the Research Plan as attached hereto would infringe or misappropriate the intellectual property rights of any Third Party.

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        11.2    Disclaimers.    Without limiting the respective rights and obligations of the Parties expressly set forth herein, Tranzyme specifically disclaims any guarantee that the Research Program shall be successful, in whole or in part. The failure of the Parties to successfully identify a Collaboration Lead or a Licensed Product shall not, of itself, constitute a breach of any representation or warranty under this Agreement. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO ANY TRANZYME CORE TECHNOLOGY, TRANZYME PATENTS, TRANZYME KNOW-HOW, BMS TECHNOLOGY, COLLABORATION COMPOUND, COLLABORATION TARGETS, COLLABORATION HITS, COLLABORATION LEAD, MATERIALS, LICENSED PRODUCTS OR RESEARCH PROGRAM KNOW-HOW, INCLUDING WARRANTIES OF VALIDITY OR ENFORCEABILITY OF ANY PATENT RIGHTS, TITLE, QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, PERFORMANCE, AND NONINFRINGEMENT OF ANY THIRD PARTY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS.

        11.3    No Consequential Damages.    EXCEPT FOR AMOUNTS PAYABLE TO THIRD PARTIES BY A PARTY FOR WHICH IT SEEKS REIMBURSEMENT OR INDEMNIFICATION PROTECTION FROM THE OTHER PARTY PURSUANT TO SECTION 11.5, AND EXCEPT FOR BREACH OF SECTION 2.4(c)(ii) or ARTICLE 10, NEITHER PARTY SHALL BE LIABLE TO THE OTHER OR ANY THIRD PARTY WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT FOR ANY INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF SUCH PARTY HAS BEEN INFORMED OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

        11.4    Performance by Others.    The Parties recognize that each Party may perform some or all of its obligations under this Agreement through Affiliates and permitted subcontractors provided, however, that each Party shall remain responsible and liable for the performance by its Affiliates and permitted subcontractors and shall cause its Affiliates and permitted subcontractors to comply with the provisions of this Agreement in connection therewith.

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        11.5    Indemnification.

          (a)    Indemnification by BMS.    BMS shall indemnify Tranzyme, its Affiliates and their respective directors, officers, employees, Third Party licensors and agents, and their respective successors, heirs and assigns (collectively, "Tranzyme Indemnitees"), and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys' fees and expenses) (collectively, "Losses") in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, "Third Party Claims") arising from or occurring as a result of: (i) the material breach by BMS of any term of this Agreement; (ii) any gross negligence or willful misconduct on the part of BMS in performing its obligations under this Agreement; (iii) any and all Third Party Claims relating to any alleged infringement or misappropriation of Patents or other intellectual property rights in connection with the Development or Commercialization of Licensed Products; or (iv) the Development or Commercialization by BMS or any of its Affiliates or Sublicensees of the Collaboration Lead, or the Licensed Products, including any such Third Party Claims relating to any alleged infringement or misappropriation of Patents or other intellectual property rights or relating to death or bodily injury, except in each case for those Losses as to which Tranzyme has an obligation to indemnify BMS pursuant to Section 11.5(b), as to which Losses each Party shall indemnify the other to the extent of their respective liability; provided however, that BMS shall not be obligated to indemnify any Tranzyme Indemnitees for any Losses to the extent that such Losses arise as a result of the gross negligence or willful misconduct on the part of a Tranzyme Indemnitee.

          (b)    Indemnification by Tranzyme.    Tranzyme shall indemnify BMS, its Affiliates and Sublicensees and their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (collectively, "BMS Indemnitees"), and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims arising from or occurring as a result of: (i) the material breach by Tranzyme of any term of this Agreement; (ii) any gross negligence or willful misconduct on the part of Tranzyme in performing its obligations under this Agreement; or (iii) any such Third Party Claims relating to any alleged infringement or misappropriation of Patents or other intellectual property rights by Tranzyme in conducting its activities under the Research Program based on use of the Tranzyme Core Technology (but not with respect to any Collaboration Targets, Collaboration Hits or Collaboration Lead), except in each case for those Losses as to which BMS has an obligation to indemnify Tranzyme pursuant to Section 11.5(b), as to which Losses each Party shall indemnify the other to the extent of their respective liability; provided however, that Tranzyme shall not be obligated to indemnify any BMS Indemnitees for any Losses to the extent that such Losses arise as a result of the gross negligence or willful misconduct on the part of a BMS Indemnitee.

          (c)    Notice of Claim.    All indemnification claims provided for in Section 11.5(a) and 11.5(b) shall be made solely by such Party to this Agreement (the "Indemnified Party"). The Indemnified Party shall promptly notify the indemnifying Party (an "Indemnification Claim Notice") of any Losses or the discovery of any fact upon which the Indemnified Party intends to base a request for indemnification under Section 11.5(a) or 11.5(b), but in no event shall the indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

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          (d)    Defense, Settlement, Cooperation and Expenses.

              (i)  Control of Defense.    At its option, the indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the indemnifying Party's receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the indemnifying Party shall not be construed as an acknowledgment that the indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against the Indemnified Party's claim for indemnification. Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party (the indemnifying Party shall consult with the Indemnified Party with respect to a possible conflict of interest of such counsel retained by the indemnifying Party). In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim. In the event that it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the indemnifying Party for any and all costs and expenses (including attorneys' fees and costs of suit) and any Third Party Claims incurred by the indemnifying Party in its defense of the Third Party Claim.

             (ii)  Right to Participate in Defense.    Without limiting Section 11.5(d)(i), any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such participation shall be at the Indemnified Party's own cost and expense.

            (iii)  Settlement.    With respect to any Third Party Claims relating solely to the payment of money damages in connection with a Third Party Claim and that shall not result in the Indemnified Party's becoming subject to injunctive or other relief or otherwise adversely affecting the business of the Indemnified Party in any manner, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 11.5(d)(i), the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld). The indemnifying Party shall not be liable for any settlement or other disposition of a Loss by an Indemnified Party that is reached without the written consent of the indemnifying Party. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnified Party shall admit any liability with respect to or settle, compromise or discharge, any Third Party Claim without the prior written consent of the indemnifying Party, such consent not to be unreasonably withheld.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

            (iv)  Cooperation.    Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each other Indemnified Party to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket costs and expenses in connection therewith.

             (v)  Costs and Expenses.    Except as provided above in this Section 11.5(d), the costs and expenses, including attorneys' fees and expenses, incurred by the Indemnified Party in connection with any claim shall be reimbursed on a calendar quarter basis by the indemnifying Party, without prejudice to the indemnifying Party's right to contest the Indemnified Party's right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

        11.6    Insurance.    Each Party shall maintain at its sole cost and expense, an adequate liability insurance or self-insurance program (including product liability insurance) to protect against potential liabilities and risk arising out of activities to be performed under this Agreement and any agreement related hereto and upon such terms (including coverages, deductible limits and self-insured retentions) which are consistent with normal business practices of prudent companies similarly situated to such Party for the activities to be conducted by such Party under this Agreement. Subject to the preceding sentence, such liability insurance or self-insurance program shall insure against all types of liability, including personal injury, physical injury or property damage arising out of the manufacture, sale, use, distribution or marketing of a Licensed Product. The coverage limits set forth herein shall not create any limitation on a Party's liability to the other under this Agreement.

12.   Term and Termination.

        12.1    Term.    This Agreement shall commence as of the Effective Date and, unless sooner terminated in accordance with the terms hereof or by mutual written consent, shall continue on a Licensed Product-by-Licensed Product and country-by-country basis, until there are no more payments owed Tranzyme on such Licensed Product in such country (the longest such period of time for any Licensed Products hereunder, the "Term"). Upon there being no more such payments hereunder for any such Licensed Product in such country, the licenses contained in Section 5.2 for Tranzyme Know-How, as applicable, shall become non-exclusive, fully paid up with respect to such Licensed Product in such country.

        12.2    Termination by Tranzyme.    In the event of any material breach by BMS of any terms and conditions of this Agreement (including Section 4.2), Tranzyme shall have the right to terminate this Agreement with respect to the (i) Licensed Product (where applicable) or (ii) the Collaboration Target, and all Collaboration Hits and Collaboration Leads for such Collaboration Target (where no Licensed Product exists), to which such material breach primarily relates; provided that Tranzyme provides notice of such breach to BMS specifying the nature of the alleged breach and such breach has not been cured within ninety (90) days after such notice thereof, provided, however, that to the extent such material breach involves the failure to make a payment when due, such breach must be cured within thirty (30) days after written notice thereof is given by Tranzyme to BMS.

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        12.3    Termination by BMS.

          (a)    Breach.    BMS shall have the right to terminate this Agreement on a Licensed Product-by-Licensed Product or Collaboration Target-by-Collaboration Target basis upon delivery of written notice to Tranzyme in the event of any material breach by Tranzyme of any terms and conditions of this Agreement, provided that BMS provides notice of such breach to Tranzyme specifying the nature of the alleged breach and such breach has not been cured within ninety (90) days after such notice thereof.

          (b)    Breach of Exhibit 2.1(c).    At any time prior to September 30, 2010, BMS shall have the right to terminate this Agreement in its entirety effective upon delivery of written notice (specifying the nature of the alleged breach) to Tranzyme in the event of any material breach by Tranzyme of any obligation set forth on Exhibit 2.1(c). BMS shall provide notice to Tranzyme no later than July 30, 2010 if BMS intends to exercise its rights under this Section 12.3(b), and the Parties shall discuss in good faith the ability for Tranzyme to cure such breach. In the event of a good faith dispute as to whether Tranzyme is in material breach of any obligation set forth on Exhibit 2.1(c), the Parties shall refer the matter for expedited dispute resolution pursuant to Section 13.1; provided that the time periods for dispute resolution shall be reduced by fifty percent (50%), and the effective date of such termination under this Section 12.3(b) shall be tolled pending the resolution of the dispute.

          (c)    Termination by BMS without cause.    If BMS determines that it will not pursue the Development or Commercialization of one or more Licensed Products (or Collaboration Targets), then BMS may terminate this Agreement on a Licensed Product-by-Licensed Product (or Collaboration Target-by-Collaboration Target) basis upon ninety (90) days' prior written notice to Tranzyme, provided no such termination shall become effective before the end of the Research Program Term and/or the payment in full of the amounts owed by BMS to Tranzyme under Section 6.2.

        12.4    Rights in Bankruptcy.

          (a)   Either Party may, but is not required to, terminate this Agreement if, at any time, the other Party shall file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding (other than as may be initiated by the other Party), and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other Party shall propose or be a Party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of its creditors.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

          (b)   All rights and licenses granted under or pursuant to this Agreement by one Party to the other are, for all purposes of Section 365(n) of Title 11 of the United States Code ("Title 11"), licenses of rights to "intellectual property" as defined in Title 11, and, in the event that a case under Title 11 is commenced by or against either Party (the "Bankrupt Party"), the other Party shall have all of the rights set forth in Section 365(n) of Title 11 to the maximum extent permitted thereby. During the Term, each Party shall create and maintain current copies to the extent practicable of all such intellectual property. Without limiting the Parties rights under Section 365(n) of Title 11, if a case under Title 11 is commenced by or against the Bankrupt Party, the other Party shall be entitled to a copy of any and all such intellectual property and all embodiments of such intellectual property, and the same, if not in the possession of such other Party, shall be promptly delivered to it (a) before this Agreement is rejected by or on behalf of the Bankrupt Party, within thirty (30) days after the other Party's written request, unless the Bankrupt Party, or its trustee or receiver, elects within thirty (30) days to continue to perform all of its obligations under this Agreement, or (b) after any rejection of this Agreement by or on behalf of the Bankrupt Party, if not previously delivered as provided under clause (a) above. All rights of the Parties under this Section 12.4(b) and under Section 365(n) of Title 11 are in addition to and not in substitution of any and all other rights, powers, and remedies that each Party may have under this Agreement, Title 11, and any other Applicable Law.

              (i)  The Parties agree that they intend the foregoing non-Bankrupt Party rights to extend to the maximum extent permitted by law and any provisions of applicable contracts with Third Parties, including for purposes of Title 11, (i) the right of access to any intellectual property (including all embodiments thereof to the extent protected by non-bankruptcy law) of the Bankrupt Party or any Third Party with whom the Bankrupt Party contracts to perform an obligation of the Bankrupt Party under this Agreement, and, in the case of the Third Party, which is necessary for the Development and Commercialization of Licensed Products and (ii) the right to contract directly with any Third Party described in (i) in this sentence to complete the contracted work.

             (ii)  Any intellectual property provided pursuant to the provisions of this Section 12.4(b) shall be subject to the licenses set forth elsewhere in this Agreement and the payment obligations of this Agreement, which shall be deemed to be royalties for purposes of Title 11.

            (iii)  In the event that Tranzyme enters into a license agreement with a Third Party with respect to any material intellectual property that will be sublicensed to BMS hereunder, Tranzyme will use commercially reasonable efforts to pass through the rights under such agreements to BMS in the event that Tranzyme becomes a Bankrupt Party.

            (iv)  Notwithstanding anything to the contrary in Article 8, in the event that Tranzyme is the Bankrupt Party and unable to take action regarding the Subject Patents, BMS may take appropriate actions in connection with the Prosecution and Maintenance and enforcement or defense of any Subject Patent without being required to consult with Tranzyme before taking any such actions, provided that such actions are consistent with this Agreement.

        12.5    Effects of Termination.

          (a)    Generally.    Upon termination by either Party under Sections 12.2, 12.3 or 12.4 either in its entirety or with respect to one or more Collaboration Targets or Licensed Products pursuant to the applicable Section (all such terminated Collaboration Targets and Licensed Products, the "Terminated Rights") (i) all Collaboration Compounds, Collaboration Leads and Licensed Products for such Collaboration Target shall be within the Terminated Rights upon termination of this Agreement for such Collaboration Target and subject to the remainder of this Section 12.5 and (ii) the rights and obligations of the Parties as to the remaining Collaboration Targets and, applicable Licensed Products in which termination under the applicable Section has not yet occurred, shall be unaffected by such termination.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

          (b)   All rights and licenses granted by Tranzyme to BMS in Article 5 shall terminate with respect to the Terminated Rights (other than Section 5.4). BMS and its Affiliates and Sublicensees shall cease all Development and Commercialization of any Collaboration Compounds active against such Collaboration Target and any Collaboration Leads, and Licensed Products within the Terminated Rights (collectively, "Terminated Compounds"). Section 2.3(a) shall terminate with respect to any Collaboration Target or Collaboration Lead, respectively, within the Terminated Rights.

          (c)   BMS agrees to assign those Subject Patents Covering the Terminated Compounds back to Tranzyme with respect to the Terminated Rights.

          (d)   Upon request of Tranzyme, BMS would agree to negotiate in good faith to grant a license (and would not unreasonably withhold such grant) under any Know-How or Patents Controlled by BMS, data and regulatory filings to allow Tranzyme to continue the development and commercialization of such Terminated Compound on commercially reasonable terms. In the event that the Parties fail to agree on the terms of a definitive license where reasonably requested by Tranzyme (and such matter is not resolved under the terms of Article 12), then BMS shall not, alone or in collaboration with any of its Affiliates or any Third Party (including the grant of any license or right), Develop or commercialize any Terminated Compounds. BMS shall have the right to refuse to grant any licenses in the event that BMS permanently discontinues the Development or Commercialization of any Licensed Product (and any related Collaboration Compound) upon a determination in good faith by BMS that the continued Development or Commercialization of such Licensed Product is unsafe or unethical to continue consistent with prudent and ethical scientific practices.

          (e)   In the event of any termination of this Agreement by BMS pursuant to Section 12.3(b), then, as its sole and exclusive remedy, the following shall apply:

              (i)  BMS shall have the right to receive any updates and structures, existing as of the effective date of such termination, to the HITCREATE™ Library previously provided to BMS pursuant to Section 2.2(e) and the lesser of fifty percent (50%) of Tranzyme's supply or 1mg (but in no event less than 100ug) of all HITCREATE™ Library compounds.

             (ii)  BMS shall have the right to use the HITCREATE™ Library on a non-exclusive basis (without the right to transfer to any Third Party) for the screening of compounds against any target (other than targets know as ghrelin or motilin) and BMS shall have a royalty-free non-exclusive license under any Tranzyme Patent existing as of the date of such termination that is necessary to use the HITCREATE™ Library in accordance with the terms of this subsection (ii).

            (iii)  BMS shall have no financial obligations to Tranzyme for its use of the HITCREATE™ Library other than amounts payable under this Agreement prior to the date of such transfer and as provided in subsection (iv) below with respect to NPY2.

            (iv)  In the event that, as of the effective date of termination, a Collaboration Compound exists that satisfies the JSC-approved criteria to be an Optimized Collaboration Hit for the NPY2 target, then the milestone and royalty obligations in Article 6 shall survive with respect to any Collaboration Compound targeting NPY2, provided that the foregoing payment amounts shall be reduced by fifty percent (50%) for any Collaboration Lead or Licensed Product incorporating or based upon any Collaboration Compound targeting NPY2; and further provided, BMS will not be obligated to pay the first Milestone Payment under Section 6.3(a) for the Milestone Event listed as "Selection of an ECN by BMS."

             (v)  In addition to the terms of Section 12.7, the following provisions shall survive any termination under Section 12.3(b) solely as they apply to the NPY2 target (as described in subsection (iv) above): Sections 5.6, and 6.3-6.5.

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        12.6    Technology Transfer Rights Upon Certain other Material Breaches.

          (a)    Material Breach of the Research Plan.    In the event that Tranzyme materially breaches (and does not cure such breach within a ninety (90) day period from notice thereof), and BMS has not opted to terminate this Agreement under Section 12.3(a), then BMS shall have the right to request a transfer within thirty (30) days following the expiration of the applicable cure period of the Tranzyme Research Materials (defined below) for one or all, at BMS' sole election, Collaboration Targets (for which a Collaboration Lead has not been identified) then subject to the terms of this Agreement. Following such transfer, BMS will have the right to use (without the right to transfer to any Third Party) such Tranzyme Research Materials solely for performing the activities otherwise to have been performed under Section 2.2(h) for which a Collaboration Lead has not been identified or the phenotypic screens in Section 2.2(f) and for no other purpose. For purpose of this Section 12.6, "Tranzyme Research Materials" means the HITCREATE™ Library and a copy of Tranzyme's solid-phase chemistry procedures in each case Controlled by Tranzyme. In addition to the foregoing, the milestone and royalty obligations in Article 6 shall be reduced by fifty percent (50%) for each Collaboration Target where at least one (1) Collaboration Lead did not exist as of the date of such technology transfer. For clarity, the milestone and royalty obligations in Article 6 shall not be reduced for any Collaboration Targets where a Collaboration Lead has previously been identified.

          (b)    Material Breach Following a Change of Control of Tranzyme.    Upon any Change of Control of Tranzyme, Tranzyme shall take reasonable steps to limit data access and sharing between Tranzyme personnel working on the Research Program or having access to data from the Research Program or any BMS Confidential Information and Tranzyme personnel working on other research programs. In the event that Tranzyme (or its Affiliate) materially breaches the foregoing obligation (and does not cure such breach within a thirty (30) day period from notice thereof), then BMS will have the option to trigger a technology transfer subject to the terms described above in Section 12.6(a).

          (c)    General Restrictions.    BMS's rights under this Section 12.6 to use the HITCREATE™ Library shall be limited solely to the rights licensed hereunder and to the performance of such activities that are expressly permitted by this Agreement. The Parties agree that BMS's election under this Section 12.6, shall on a Collaboration Target-by-Collaboration Target basis terminate BMS's obligation to pay Tranzyme for any costs to be incurred by Tranzyme (including FTE costs and Research Program support pursuant to Section 6.2) for such terminated Collaboration Target following the date that BMS triggers such technology transfer. Except as expressly limited by the terms of this Section 12.6, the terms and conditions of this Agreement shall continue to remain in force and effect.

        12.7    Survival.    In addition to the termination consequences set forth in Section 12.5, the following provisions shall survive termination or expiration of this Agreement, as well as any other provision which by its terms or by the context thereof (including applicable definitions and accrued rights and licenses vested in a Party under Sections 2.2(f) and 2.2(g)), is intended to survive such termination: Articles 7, 10 and 13, as well as Sections 2.4, 5.4, 5.6, 6.5, 11.2-11.6, and 12.5-12.7. Termination or expiration of this Agreement shall not relieve the Parties of any rights, liability or obligation which accrued hereunder prior to the effective date of such termination or expiration nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party's right to obtain performance of any obligation. All other rights and obligations shall terminate upon expiration of this Agreement.

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13.   General Provisions.

        13.1    Dispute Resolution.

          (a)    Disputes.    Disputes arising under or in connection with this Agreement shall be resolved pursuant to this Section 13.1; provided, however, that in the event a dispute cannot be resolved without an adjudication of the rights or obligations of a Third Party (other than any Tranzyme Indemnitees or BMS Indemnitees identified in Section 11.5), the dispute procedures set forth Section 13.1(c) shall be inapplicable as to such dispute.

          (b)    Dispute Escalation.    In the event of a dispute between the Parties, the Parties shall first attempt in good faith to resolve such dispute by negotiation and consultation between themselves or the Alliance Managers. In the event that such dispute is not resolved on an informal basis within twenty (20) days, any Party may, by written notice to the other, have such dispute referred to the Chief Executive Officer of Tranzyme and the Senior Vice President of Discovery Chemistry of BMS or, in either case, his or her designee (who shall be a direct report to such executive), who shall attempt in good faith to resolve such dispute by negotiation and consultation for a thirty (30) day period following receipt of such written notice.

          (c)    Arbitration.    In the event the Parties are not able to resolve such dispute by the escalation process set forth in Section 13.1(b), then for all disputes, either Party may at any time after such periods referenced in Section 13.1(b) submit such dispute to be finally settled by arbitration administered in accordance with the rules of Judicial Administration and Arbitration Services ("JAMS") in effect at the time of submission, as modified by this Section 13.1. The arbitration shall be heard and determined by three (3) arbitrators who are retired judges or attorneys with at least ten (10) years of experience in the pharmaceutical and biotechnology industry. Each Party shall appoint one arbitrator and the third arbitrator shall be selected by the two Party-appointed arbitrators, or, failing agreement within thirty (30) days following the date of receipt by the respondent of the claim, by JAMS. Such arbitration shall take place in New York, NY, USA. The arbitration award so given shall be a final and binding determination of the dispute, shall be fully enforceable in any court of competent jurisdiction, and shall not include any damages expressly prohibited by Section 11.3. Fees, costs and expenses of arbitration are to be divided by the Parties in the following manner: BMS shall pay for the arbitrator it chooses, Tranzyme shall pay for the arbitrator it chooses, and the Parties shall share payment for the third arbitrator. Except in a proceeding to enforce the results of the arbitration or as otherwise required by law, neither Party nor any arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written agreement of both Parties or as required by law (and only to the extent that the disclosing Party is advised by its counsel in writing that it is required to disclose). The arbitrator shall have the discretion to award to the prevailing Party all out-of-pocket fees, costs and expenses (including those of attorneys, professionals and accountants and all those arising from appeals and investigations) incurred by the prevailing Party in connection with such arbitration or suit. The Parties shall instruct that any disputes regarding a breach by Tranzyme of its obligations under Exhibit 2.1(c) be resolved in an expedited manner within sixty (60) days of such dispute being referred to the arbitrator for resolution.

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          (d)    Injunctive Relief.    Notwithstanding the dispute resolution procedures set forth in this Section 13.1, in the event of an actual or threatened breach hereunder, the aggrieved Party may seek equitable relief (including restraining orders, specific performance or other injunctive relief) in any court or other forum, without first submitting to any dispute resolution procedures hereunder.

          (e)    Tolling.    The Parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while the dispute resolution procedures set forth in this Section 13.1 are pending, and the Parties shall cooperate in taking all actions reasonably necessary to achieve such a result.

        13.2    Cumulative Remedies and Irreparable Harm.    All rights and remedies of the Parties hereunder shall be cumulative and in addition to all other rights and remedies provided hereunder or available by agreement, at law or otherwise. Each Party acknowledges and agrees that breach of any of the terms or conditions of Section 2.4(c)(ii) or Article 10 of this Agreement would cause irreparable harm and damage to the other and that such damage may not be ascertainable in money damages and that as a result thereof the non breaching Party would be entitled to seek from a court equitable or injunctive relief restraining any breach or future violation of the terms contained herein by the breaching Party without the necessity of proving actual damages or posting bond. Such right to equitable relief is in addition to whatever remedies either Party may be entitled to as a matter of law or equity, including money damages.

        13.3    Change of Control

          (a)    Consequences of Change of Control.    In the event of any Change in Control of a Party (whether by the acquisition of a Party or by a Third Party) (in each case such Third Party, hereinafter referred to as an "Acquiror"), then the intellectual property of such Acquiror held or developed by such Acquiror prior to or after such acquisition (other than intellectual property developed by such Acquiror in the course of conducting the acquired Party's activities under this Agreement) shall be excluded from the Tranzyme Core Technology, Tranzyme Patents, Tranzyme Know-How or BMS Technology, as applicable, and such Acquiror (and Affiliates of such Acquiror which are not controlled by (as defined under the Affiliate definition in Article 1) the acquired Party itself) shall be excluded from the Affiliate definition solely for purposes of the applicable components of the Tranzyme Core Technology, Subject Patent, Tranzyme Patents, Tranzyme Know-How or the BMS Technology. For clarity, any intellectual property developed by the Acquiror in the course of conducting the acquired Party's activities under this Agreement shall be included within Tranzyme Core Technology, Subject Patents, Tranzyme Patents, Tranzyme Know-How and BMS Technology to the extent such intellectual property would have been so included had it been developed by the acquired Party. In addition, at BMS's election within sixty (60) days following a Change of Control of Tranzyme, Tranzyme's participation in the JSC shall cease and BMS will have an obligation to provide updates to Tranzyme on an annual basis regarding the Development of Collaboration Leads in accordance with Section 4.3.

        13.4    Relationship of Parties.    Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided therein. There are no express or implied Third Party beneficiaries hereunder (except for Tranzyme Indemnitees and BMS Indemnitees for purposes of Section 11.5).

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        13.5    Compliance with Laws.    Each Party shall perform or cause to be performed any and all of its obligations or the exercise of any and all of its rights hereunder in good scientific manner and in compliance with all Applicable Law.

        13.6    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of New York, USA without respect to its conflict of laws rules, provided that any dispute relating to the scope, validity, enforceability or infringement of any Patents or Know-How shall be governed by, and construed and enforced in accordance with, the substantive laws of the jurisdiction in which such Patents or Know-How apply.

        13.7    Counterparts; Facsimiles.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument. Facsimile or PDF execution and delivery of this Agreement by either Party shall constitute a legal, valid and binding execution and delivery of this Agreement by such Party

        13.8    Headings.    All headings in this Agreement are for convenience only and shall not affect the meaning of any provision hereof.

        13.9    Waiver of Rule of Construction.    Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting party shall not apply.

        13.10    Interpretation.    Whenever any provision of this Agreement uses the term "including" (or "includes"), such term shall be deemed to mean "including without limitation" (or "includes without limitations"). "Herein," "hereby," "hereunder," "hereof" and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used. All definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural. Unless otherwise provided, all references to Articles, Sections and Exhibits in this Agreement are to Articles, Sections and Exhibits of this Agreement. References to any Sections include Sections and subsections that are part of the related Section (e.g., a section numbered "Section 2.2(a)" would be part of "Article 2", and references to "Section 2.2(a)" would also refer to material contained in the subsection described as "Section 2.2(h)(i)").

        13.11    Binding Effect.    This Agreement shall inure to the benefit of and be binding upon the Parties, their Affiliates, and their respective lawful successors and assigns.

        13.12    Assignment.    This Agreement may not be assigned by either Party, nor may either Party delegate its obligations or otherwise transfer licenses or other rights created by this Agreement, except as expressly permitted hereunder or otherwise without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided that (i) BMS may assign this Agreement in full to an Affiliate or to its successor in connection with the merger, consolidation, or sale of all or substantially all of its assets pertaining to the therapeutic fields that primarily relate to the subject matter of this Agreement, and (ii) Tranzyme may assign this Agreement in full to an Affiliate or to its successor in connection with the merger, consolidation, sale of substantially all of its outstanding capital stock, or sale of all or substantially all of its assets or that portion of its business in the Field pertaining to the subject matter of this Agreement. Any permitted successor or assignee of rights and/or obligations hereunder shall, in a writing to the other Party, expressly assume performance of such rights and/or obligations (and in any event, any Party assigning this Agreement to an Affiliate shall remain bound by the terms and conditions hereof). Any assignment or attempted assignment by either Party in violation of the terms of this Section 13.12 shall be null, void and of no legal effect. Any permitted assignment shall be binding on the successors of the assigning Party.

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        13.13    Notices.    All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given upon the date of receipt if delivered by hand, recognized international overnight courier, confirmed facsimile transmission, or registered or certified mail, return receipt requested, postage prepaid to the following addresses or facsimile numbers:

If to Tranzyme:	Tranzyme, Inc. 4819 Emperor Blvd. Suite 400 Durham, NC 27703 Attention: [***] Chief Financial Officer Facsimile: [***]
With a copy to:	Cooley Godward Kronish LLP One Freedom Square, Reston Town Center 11951 Freedom Drive Reston, VA 20190-5656 Attention: [***] Facsimile: [***]
If to BMS:	Bristol-Myers Squibb Company Route 206 & Province Line Road Princeton, NJ 08543-4000 USA Attention: [***] [***] Facsimile: [***]
With a copy to:	Bristol-Myers Squibb Company Route 206 & Province Line Road Princeton, NJ 08543-4000 USA Attention: [***] Facsimile: [***]
Invoices from Tranzyme should be sent to:
Bristol-Myers Squibb Company Route 206 & Province Line Road Princeton, NJ 08543-4000 USA Attention: [***] Facsimile: [***]
With a copy to:	Bristol-Myers Squibb Company Route 206 & Province Line Road Princeton, NJ 08543-4000 USA Attention: [***] Facsimile: [***]

Either Party may change its designated address and facsimile number by notice to the other Party in the manner provided in this Section 13.13.

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        13.14    Amendment and Waiver.    This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both Parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

        13.15    Severability.    In the event that any provision of this Agreement shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and the Parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent.

        13.16    Entire Agreement.    This Agreement is the sole agreement with respect to the subject matter and supersedes all other agreements and understandings between the Parties with respect to same.

        13.17    Force Majeure.    Neither BMS nor Tranzyme shall be liable for failure of or delay in performing obligations set forth in this Agreement (other than any obligation to pay monies when due), and neither shall be deemed in breach of such obligations, if such failure or delay is due to force majeure (defined below); provided that the Party affected shall promptly notify the other of the force majeure condition and shall exert reasonable efforts to eliminate, cure or overcome any such causes and to resume performance of its obligations as soon as possible. For purposes of this Agreement, "force majeure" shall include conditions beyond the control of the Parties, including an act of God, acts of terrorism, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.

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        IN WITNESS WHEREOF, the Parties have caused this Strategic Collaboration Agreement to be executed by their respective duly authorized officers as of the Effective Date.

TRANZYME, INC.
By:	/s/ Vipin K. Garg (Signature)
Name:	Vipin K. Garg
Title:	President & CEO
Date:	December 4, 2009
BRISTOL-MYERS SQUIBB COMPANY
By:	/s/ Graham R. Brazier (Signature)
Name:	Graham R. Brazier
Title:	VP Strategic Transactions Group
Date:	December 4, 2009

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Exhibit 1.10
Collaboration Targets

        For each Collaboration Target, the JSC shall confirm the Hit Criteria applicable to such Collaboration Target prior to such Collaboration Target entering the Hit Identification Stage.

Collaboration Targets:

        [***]

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Exhibit 2.1(b)
Research Plan

Research Plan Overview

        Tranzyme and BMS have agreed on the Collaboration Targets set forth on Exhibit 1.10, which includes [***], for which Tranzyme has identified preliminary hits. As the collaboration progresses, the inclusion or removal of targets will be conducted by the Joint Steering Committee (JSC) and the Parties in accordance with the terms of the Agreement. After June 30, 2010, it is assumed that the [***] FTEs allocated to the Research Plan activities will be arranged by Tranzyme in teams as appropriate to carry out the Hit Validation and Hit-to-Lead stages described below.

HITCREATE Library

        Tranzyme will ship the HITCREATE Library to BMS as described in the Agreement. The HITCREATE™ Library consists initially of approximately 21,200 macrocyclic compounds and is formatted in 96 well microtiter plates. The compounds are stored at -70?C and will be provided as a 5 mM stock in DMSO. The purity of 10% of these compounds was analyzed and determined to be in the range of 60-95% with an average purity of >70% as determined on a plate basis. The compounds will be shipped to BMS in Styrofoam boxes on dry ice.

Hit Identification

        BMS will screen the HITCREATE™ Library against Collaboration Targets. Target specific assays, provided by BMS, will also be run at Tranzyme to confirm hits and to test compounds as they are synthesized.

Hit Validation

        BMS will promptly report hits to Tranzyme. Tranzyme will confirm hits and perform a purity check on the hits. Tranzyme will reveal structures of confirmed hits to BMS, and synthesize a hit validation library of approximately 150 compounds that will include both the original hits and new compounds for initial SAR assessment. These compounds will be purified to at least 95% purity unless a lower level is deemed acceptable for a compound by the JSC. Tranzyme and BMS will both have the ability to screen new chemical entities generated along the hit-to-ECN optimization path. Spot-checking of salient compounds will be performed by both parties.

Hit-to Lead

        It is anticipated that the initial SAR library and subsequent iterations of SAR libraries produced using solid phase synthesis methods will be constructed by Tranzyme. The BMS chemistry contribution at this point of the work flow will be to provide CADD, and to produce building blocks for library construction at the BMS/Biocon Research Center (BBRC). Crystallization of target—hit complexes may be included in the work flow, with crystallization performed by BMS. In vitro ADME and liability profiling of compounds will be performed at BMS as required. Tranzyme will scale up compounds as required for studies. As the work flow on a particular target transitions to the point where solution phase medicinal chemistry is appropriate, then BMS will assume the additional responsibility of advancing the chemistry effort in collaboration with Tranzyme.

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Lead Optimization

        BMS will assume the primary role in the Lead Optimization Phase as specified in the Agreement. This will include solution phase synthesis of Collaboration Lead compounds, as well as evaluation of pharmacology, toxicology, and ADME.

Governance and Reporting

        The collaboration will be managed on a day-to-day basis via a weekly teleconference between Program Directors and their associates at BMS and Tranzyme. Formal reporting of results and decision making will be performed at JSC meetings.

Phenotypic Screen

        It is anticipated that BMS will conduct a phenotypic screen with the HITCREATE™ library from Tranzyme within the first nine (9) months of the Research Program Term. BMS will assume responsibility for following up the results of this screen (biological deconvolution). Tranzyme will enable BMS to support the chemistry portion of this effort (e.g. tagging of hit compounds). The results of activities related to the phenotypic screen, along with future plans, will be governed by the terms of the Agreement.

Library Expansion

        In parallel with the efforts in the research plan described above, Tranzyme and BMS will collaborate on the addition of up to 20,000 compounds to the HITCREATE™ library. For the first six (6) months of the research agreement, BMS and Tranzyme will collaborate on the design of the library. During this period, Tranzyme will also hire the requisite [***] chemists required to assemble the library, and equip its facilities as appropriate to support the effort. Progress in the synthesis of the library will occur as follows: months 7 - 12, 2500 compounds; months 13 - 24, 10,000 additional compounds; months 25 - 30 (if BMS elects to extend the Research Program Term with proper notice as provided for in the Agreement), 7,500 additional compounds, for a total of 20,000 compounds. The numbers and timelines above may be modified by the JSC based upon the design of the library. As they are produced, the new compounds will be made available to BMS on a quarterly basis or other timing as agreed upon by the JSC for screening against Collaboration Targets. The results of activities related to the library expansion, along with future plans, will be presented via the governance mechanisms described above.

Budget for external costs of Tranzyme to be agreed by the Parties.

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EXHIBIT 2.1(c)
TRANZYME CAPABILITIES EXPANSION

        [***]

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EXHIBIT 2.2(e)
HITCREATE LIBRARY DESCRIPTION

        1.     The HITCREATE™ Library is a MATCH™ Based Drug Discovery Library consisting of 21,200 macrocycles available for screening as of the Effective Date of the Agreement.

        2.     The HITCREATE™ Library will be provided in a bar-coded standard 96 well format with 80 wells per plate occupied with compound.

        3.     The identity of each well has been confirmed by MS.

        4.     Macrocycles will be provided in an amount of 100ug per well on average, at a concentration of 5mM in a DMSO solvent.

        5.     The average purity of the macrocycles is ≥ 70% determined upon diagonal selection of 10% per plate, and confirmed by LC-MS, ELSD and CLSD.

        6.     The HITCREATE™ Library has been stored at -70°C

        7.     Availability of resupply from separate source. Tranzyme retains one copy of the entire library for re-supply purposes as needed. Additionally, recently synthesized validation libraries have been retained, at least in part, as powders and/or solutions thereof.

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Exhibit 10.3(b)
Tranzyme Press Release

PRESS RELEASE

For Immediate Release—December 8, 2009

Tranzyme Pharma Enters Into Strategic Drug Discovery Collaboration with Bristol-Myers Squibb

        RESEARCH TRIANGLE PARK, N.C. (December 8, 2009)—Tranzyme Pharma today announced that it has entered into a strategic collaboration agreement with Bristol-Myers Squibb Company (NYSE: BMY) to discover, develop and commercialize novel macrocyclic compounds directed against targets of interest to Bristol-Myers Squibb.

        The collaboration will deploy Tranzyme's proprietary drug discovery technology, Macrocyclic Template Chemistry (MATCH™), to identify and develop new drug candidates for multiple targets in diverse therapeutic areas.

        Under the terms of the agreement, Tranzyme will be primarily responsible for early lead discovery, and Bristol-Myers Squibb will take primary responsibility for optimizing the identified lead compounds. Bristol-Myers Squibb will be solely responsible for completing preclinical and clinical development of all products arising from the collaboration, and for their commercialization globally.

        Bristol-Myers Squibb will provide an upfront payment of $10 million and an additional $3 to $6 million in research funding to Tranzyme for an initial two-year term. Tranzyme will receive further funding if the agreement is extended beyond the initial term. In addition, Tranzyme is eligible to receive development and regulatory milestones and tiered royalties for each product resulting from the collaboration. Total milestone payments under the agreement, excluding royalties, could reach up to approximately $80 million for each target program.

        The goal of the collaboration is to explore the molecular chemistry space accessed by MATCH™ to discover novel bioactive macrocycles. These macrocycles represent a distinct and underexplored compound class that displays favorable characteristics exhibited by large biomolecules, such as high potency and selectivity, while maintaining the benefits typically associated with small molecule drugs, such as high oral availability and low cost of goods.

        "We are excited to be joining forces with Bristol-Myers Squibb; we believe they will be an ideal partner to exploit the versatility of our proprietary chemistry," said Vipin K. Garg, PhD, Tranzyme's President and CEO. "In addition to Tranzyme's current focus on gastrointestinal and metabolic disease targets, MATCH™ has broad applicability in the treatment of other diseases that involve hormones, peptides, ion channels or protein-protein interaction pathways."

About Tranzyme Pharma

        Tranzyme Pharma is a late stage biopharmaceutical company developing novel small molecule macrocyclic drugs for both acute care (hospital-based) and chronic indications with significant unmet medical need. The Company's pipeline is derived from its proprietary MATCH™ technology and targets two validated GPCR drug targets, ghrelin and motilin.

        For more information on Tranzyme, please visit: www.tranzyme.com.

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Contacts

Vipin K. Garg, PhD	Jennifer A. Filbey, PhD	Susan S. Josselyn
President and CEO	VP, Business Development	Corporate Communications Manager
(919) 313-4764	(256) 417-8568	(919) 313-4761
vgarg@tranzyme.com	jfilbey@tranzyme.com	sjosselyn@tranzyme.com

QuickLinks

  Exhibit 10.2
STRATEGIC COLLABORATION AGREEMENT by and between TRANZYME, INC. and BRISTOL-MYERS SQUIBB COMPANY December 4, 2009
Table of Contents
List of Exhibits
STRATEGIC COLLABORATION AGREEMENT
Exhibit 1.10 Collaboration Targets
Exhibit 2.1(b) Research Plan
EXHIBIT 2.1(c) TRANZYME CAPABILITIES EXPANSION
EXHIBIT 2.2(e) HITCREATE LIBRARY DESCRIPTION
Tranzyme Pharma Enters Into Strategic Drug Discovery Collaboration with Bristol-Myers Squibb